UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
BARK, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LETTER FROM OUR CHAIR AND CHIEF EXECUTIVE OFFICER

February 12, 2026
To Our Stockholders:
I am pleased to invite you to attend BARK, Inc.’s 2025 Annual Meeting of Stockholders to be held on Wednesday, March 25, 2026 at 12:00 p.m., Eastern Time. Our Annual Meeting will be a ‘‘virtual meeting’’ of stockholders, which will be conducted exclusively online via live webcast at www.virtualshareholdermeeting.com/bark2025.
The Notice of the Annual Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. Details regarding how to attend the meeting and the business to be conducted at the Annual Meeting are more fully described in the Notice of the Annual Meeting and Proxy Statement.
Your vote is very important. Whether you plan to participate in the Annual Meeting or not, please be sure to vote.
On behalf of our board of directors and management team, thank you for your ongoing support of and continued interest in BARK.
Sincerely,
Matt Meeker
Co-Founder, Chief Executive Officer & Executive Chair
BARK, Inc.

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
Notice is hereby given that the 2025 annual meeting of stockholders (the "Annual Meeting") of BARK, Inc., a Delaware corporation, (the "Company" or "BARK"), will be held on March 25, 2026, at 12:00 p.m. Eastern Time. The Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote your shares online.
The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/bark2025 and entering the 16-digit control number included in your proxy materials, on your proxy card, or in the instructions that accompanied your proxy materials. There is no physical location for the Annual Meeting.

Items of Business		Our Board’s Recommendation	Page

1	Elect the two Class A director nominees named in the attached proxy statement	FOR each director nominee	1
2	Ratify the appointment of Deloitte & Touche LLP, as our independent registered public accounting firm for the fiscal year ending March 31, 2026	FOR	15
3	Approve, on an advisory basis, the compensation of our named executive officers	FOR	17
4	Approve an amendment to the Restated Certificate of Incorporation that would effect a reverse stock split at a ratio between 1:2 and 1:30, if and when determined by our Board of Directors (the "Reverse Stock Split Proposal")	FOR	18
These items of business are more fully described in the accompanying proxy statement (the "Proxy Statement"). The stockholders will also transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements of the Annual Meeting.
Stockholders of record at the close of business on January 28, 2026 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. We expect to commence mailing of a Notice of Internet Availability of Proxy Materials, containing instructions on how to access the proxy materials, to our stockholders of record on or about February 12, 2026.
Your vote is important to us. You may cast your vote over the Internet, by telephone or by completing and mailing a proxy card. Returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares online during the Annual Meeting.
Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the Annual Meeting, regardless of whether you plan to attend.
You can find detailed information regarding voting in the section entitled “Questions and Answers” starting on page 42 of the accompanying Proxy Statement.

February 12, 2026
By Order of the Board of Directors,

Allison Koehler
Chief Legal Officer and Secretary 20 Jay Street, Suite 940 Brooklyn, New York 11201
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MARCH 25, 2026 AT 12:00 P.M. EASTERN TIME
The notice of the Annual Meeting, Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, are available to stockholders free of charge at www.proxyvote.com.

PROPOSAL ONE – ELECTION OF CLASS A DIRECTORS	1
General	1
Information About Our Board	1
Information About Our Directors	2
Fiscal Year 2025 Director Compensation	7
Recommendation of Our Board	8

CORPORATE GOVERNANCE	9
Corporate Governance Highlights	9
Board Committees	9
Meetings of the Board	11
Board Leadership Structure	12
Corporate Governance Guidelines	12
Stockholder Engagement	12
Stock Ownership Guidelines	12
Environmental, Social, Governance ("ESG") Oversight	12
Our People and Culture	13
Evaluations of the Board, Committees, and Directors	14
Code of Ethics and Business Conduct	14
Role of the Board in Risk Oversight	14
Classified Board of Directors	14
Director Independence	15
Insider Trading Policy; Prohibition on Hedging and Pledging of Company Securities	15

PROPOSAL TWO – RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2026	16
Principal Accountant Fees and Services	16
Determination of Independence	16
Pre-Approval Policy	17
Report of the Audit Committee	17
Recommendation of Our Board and Audit Committee	17

PROPOSAL THREE – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	18
Recommendation of Our Board	18

PROPOSAL FOUR – REVERSE STOCK SPLIT PROPOSAL	19
Recommendation of Our Board	24

01
PROPOSAL ONE ELECTION OF CLASS A DIRECTORS
GENERAL
Our board of directors (the "Board") currently consists of seven directors, divided into three classes, Class A, Class B and Class C, with the members of each class serving staggered, three-year terms.
The terms of office of the Class A directors, Betsy McLaughlin and Henrik Werdelin, will expire at the Annual Meeting. At the Annual Meeting, our stockholders will vote to elect the two nominees named in this Proxy Statement, Ms. McLaughlin and Mr. Werdelin, as Class A directors, whose terms will expire at the annual meeting of stockholders to be held in 2028.
Each of our directors, including the director nominees, serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.
The candidacies of Ms. McLaughlin and Mr. Werdelin were each considered by our Corporate Governance and Nominating Committee in accordance with the established process for evaluating candidates to serve on our Board. Upon the recommendation of the Corporate Governance and Nominating Committee, our Board nominated Ms. McLaughlin and Mr. Werdelin for election as Class A directors at the Annual Meeting.
Each of Ms. McLaughlin and Mr. Werdelin currently serve on our Board, has consented to be named in this Proxy Statement and has agreed to serve, if elected, until the 2028 annual meeting of stockholders or until her/his successor has been duly elected and qualified or until her/his earlier death, resignation or removal.
Director Independence
The Board has determined that each of the directors, other than Mr. Meeker and Mr. Werdelin, qualifies as an independent director, as defined under the listing rules of the New York Stock Exchange (the "NYSE"), and that the Board consists of a majority of “independent directors,” as defined under the rules of the NYSE listing rules relating to director independence requirements. In addition, the Company is subject to the rules of the U.S. Securities and Exchange Commission (the "SEC") and the NYSE relating to the membership, qualifications, and operations of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee of our Board, as discussed below under "Director Independence."
Family Relationships
There are no family relationships between or among any of our executive officers, nominees, or directors.
INFORMATION ABOUT OUR BOARD
Members of our Board take a proactive, focused approach to their positions to ensure that BARK is committed to business success through the maintenance of high standards of responsibility and ethics. The Board meets on a regular basis and additionally as required. Mr. Meeker is the Executive Chair and Ms. McLaughlin is the Lead Independent Director of our Board.

Class A Directors	Class B Directors	Class C Directors

Term Expiring at the 2025 Annual Meeting	Term Expiring at the 2026 Annual Meeting	Term Expiring at the 2027 Annual Meeting

•Betsy McLaughlin •Henrik Werdelin	•Paulette Dodson •Matt Meeker •Michele Meyer	•Larry Bodner •Jim McGinty

BARK 2025 Proxy Statement	1

PROPOSAL ONE	Table of Contents
INFORMATION ABOUT OUR DIRECTORS
Class A Directors
Directors with terms expiring at the 2025 Annual Meeting:

Betsy McLaughlin Lead Independent Director Age: 65 Director Since: December 2017

COMMITTEES •Audit •Compensation (Chair)

PUBLIC COMPANY BOARDS •Hot Topic (NASDAQ:HOTT) (2000-2011) •Trupanion (NASDAQ:TRUP) (Present)	CAREER HIGHLIGHTS •Chief Executive Officer of Hot Topic, Inc. (NASDAQ: HOTT) (2000-2011) •Member of the Board of Advisors and Executive Committee of the UCLA Anderson School for 17 years

PRIVATE COMPANY BOARDS •5.11 Tactical •Lazy Dog Restaurants •Mejuri •Dolls Kill
KEY QUALIFICATIONS AND EXPERIENCES
•Extensive experience across all areas of retail, merchandising, proprietary brands, services, operations and ecommerce
•Relevant Senior Leadership/Chief Executive Officer
•High Level of Financial Experience
•Family includes one dog, Max

2	2025 Proxy Statement BARK

Table of Contents	PROPOSAL ONE

Henrik Werdelin Age: 50 Director Since: October 2011

COMMITTEES •None

PUBLIC COMPANY BOARDS •None
CAREER HIGHLIGHTS
•Co-Founder of BARK (2011)
•Founding partner of Prehype LLC, a venture development firm headquartered in New York, with offices in London and Copenhagen (founded in 2010)
•Author of The Acorn Method: How Companies Get Growing Again (published April 2020) and Me, My Customer and AI (published August 2025)
•Advisor to several early stage startups

PRIVATE COMPANY BOARDS •None
KEY QUALIFICATIONS AND EXPERIENCES
•Extensive experience of BARK’s business
•Innovation/technology experience
•Podcast covering AI with Stanford Professor Jeremy Utley
•Recognized entrepreneur and AI keynote speaker
•Adopted Molly, a Labrador Retriever, in 2013

BARK 2025 Proxy Statement	3

PROPOSAL ONE	Table of Contents
Class B Directors
Directors with terms expiring at the 2026 Annual Meeting:

Paulette Dodson Age: 62 Director Since: March 2023

COMMITTEES •Corporate Governance & Nominating (Chair)

PUBLIC COMPANY BOARDS •Trupanion (NASDAQ: TRUP) (2023-Present) •Portillo’s (NASDAQ: PLTO ) (2021-Present)	CAREER HIGHLIGHTS •General Counsel, Alight, Inc. (NYSE: ALIT) (2018-2022) •General Counsel, Petsmart (NASDAQ: PETM) (2012-2018) •General Counsel, Sara Lee (NYSE: SLE) (2010-2012)

PRIVATE COMPANY BOARDS •Mather, Inc. •United Way of Metro Chicago •Better Government Association •Smithbucklin Corporation
KEY QUALIFICATIONS AND EXPERIENCES
•Experience in board governance, mergers and acquisitions, corporate compliance, risk and ESG across a variety of industries including Consumer Products/Goods and Retail
•International and other strategic operational expansion
•Broad international exposure
•Family dog is Larry

Matt Meeker Executive Chair Age: 52 Director Since: October 2011

COMMITTEES •None

PUBLIC COMPANY BOARDS •None
CAREER HIGHLIGHTS
•Co-Founder of BARK (2011)
•Chief Executive Officer of BARK from its formation in October 2011 until September 2020 and resuming in January 2022
•Co-founded Meetup, a network of local communities that meet offline about shared interests and passions, and worked there from December 2001 through December 2007
•Venture Partner at Resolute VC

PRIVATE COMPANY BOARDS •None	KEY QUALIFICATIONS AND EXPERIENCES •Extensive experience with BARK’s business •Innovation/technology experience •Inspired to found BARK by his late Great Dane, Hugo

4	2025 Proxy Statement BARK

Table of Contents	PROPOSAL ONE

Michele Meyer Age: 61 Director Since: March 2023

COMMITTEES •Compensation

PUBLIC COMPANY BOARDS •GNC (2019-2020) •Embark Trucks (2021-2023)
CAREER HIGHLIGHTS
•31 Years at General Mills (NYSE: GIS) (1988-2019)
•President, SVP of Small Planet Foods Division, General Mills
•President, SVP Meals Division, General Mills
•President, SVP Snacks Division, General Mills

PRIVATE COMPANY BOARDS •Kevin's Natural Foods •Quinn Snack Foods •Pacha Soap •Chef Haks
KEY QUALIFICATIONS AND EXPERIENCES
•Extensive experience across all areas of P&L, including brand building, innovation, margin improvement, product development, and retail growth strategies
•Relevant Senior Leadership / Emerging Brand Board Experience
•Family dogs are two British Labs, Angus and Albie

BARK 2025 Proxy Statement	5

PROPOSAL ONE	Table of Contents
Class C Directors
Directors with terms expiring at the 2027 Annual Meeting:

Larry Bodner Age: 63 Director Since: September 2023

COMMITTEES •Audit (Chair)

PUBLIC COMPANY BOARDS •Hostess Brands (NASDAQ: TWNK) (2016-2023)	CAREER HIGHLIGHTS •CEO of Dollar Shave Club (2023-present) •CEO of Bulletproof 360 (2019-2023) •CFO of Sovos Brands (2017-2019)

PRIVATE COMPANY BOARDS •None
KEY QUALIFICATIONS AND EXPERIENCES
•High Level of Financial Experience
•Extensive experience in corporate strategy, business development and pet and food companies
•Relevant Senior Leadership/CEO & CFO
•Family includes two Bernese Mountain dogs, Jake & Moose

Jim McGinty Age: 63 Director Since: February 2021

COMMITTEES •Audit •Corporate Governance & Nominating

PUBLIC COMPANY BOARDS •None
CAREER HIGHLIGHTS
•Special Financial Advisor 5.11 Tactical (2024-2025)
•CFO 5.11 Tactical (2018-2024)
•CFO of Z Gallerie (2016-2018)
•CFO Spy Inc. (2013-2016)
•CFO Hot Topic, Inc. (NASDAQ: HOTT) (2001-2013)

PRIVATE COMPANY BOARDS •None
KEY QUALIFICATIONS AND EXPERIENCES
•High Level of Financial Experience
•Extensive experience in corporate strategy, business development and transaction experience
•Relevant Senior Leadership/Chief Financial Officer
•Family dogs are Adora and Ghost

6	2025 Proxy Statement BARK

Table of Contents	PROPOSAL ONE
FISCAL YEAR 2025 DIRECTOR COMPENSATION
The following table presents information regarding the compensation of our non-employee directors for services performed for our fiscal year 2025. Our co-founder and Chief Executive Officer, Mr. Meeker, also served as the Executive Chair on our Board but received no additional compensation for his services during fiscal year 2025. Please see the Fiscal Year 2025 Summary Compensation Table for the compensation received by Mr. Meeker for his service as the Chief Executive Officer of the Company during fiscal year 2025.

Name	Fees Earned in Cash ($)(1)	Stock Awards ($)(2)(3)	Stock Option Awards ($))(3)	All Other Compensation ($)(4)	Total ($)

Larry Bodner	60,000	144,194	—	—	204,194
Paulette Dodson	60,000	144,194	—	—	204,194
Jim McGinty	76,250	144,194	—	—	220,444
Betsy McLaughlin	95,000	144,194	—	—	239,194
Michele Meyer	56,250	144,194	—	—	200,444
Henrik Werdelin	25,000	150,000	—	115,000	290,000
(1)Amounts reported for "Fees Earned in Cash" reflect fees earned during fiscal year 2025. Fees are pro-rated for a partial year of service.
(2)Amounts reported for “Stock Awards” reflect the aggregate grant date fair value of the RSUs awarded during fiscal year 2025, computed in accordance with ASC 718 based on the closing stock price on the date of the grant, or in the case of Mr. Werdelin, reflects the election to accept his RSU award in cash subject to one-year vesting and continued service.
(3)The following table sets forth the aggregate number of outstanding options and RSUs held by each non-employee director as of March 31, 2025, which includes RSUs with deferred settlement:

Name	Stock Option Awards	RSU Awards
Larry Bodner	—	471,774
Paulette Dodson	—	374,552
Jim McGinty	—	254,245
Betsy McLaughlin	—	911,747
Michele Meyer	—	374,552
Henrik Werdelin	1,074,256	—
(4)Mr. Werdelin, our co-founder, was an employee director from 2011 until November 2024. In November 2024, he became a non-employee director eligible to receive non-employee director compensation. In addition, from November 15, 2024 through March 31, 2025, Mr. Werdelin was paid a total of $115,000 in fees for creative consulting and administrative services provided to the Company through Prehype, LLC. These fees were unrelated to Mr. Werdelin’s service as a member of the Board. Please see the disclosure below for a description of the fees paid for Mr. Werdelin’s service to the Company as Chief Strategy Officer through Prehype, LLC from April 1, 2024 until November 14, 2024.

Director Compensation
For fiscal year 2025, each non-employee director received an annual cash retainer of $50,000. The Lead Independent Director received an additional $15,000 annually, the chair of the Audit Committee received an additional $20,000 annually, the chair of the Compensation Committee received an additional $20,000 annually and the chair of the Corporate Governance Committee received an additional $10,000 annually. Members of the Audit Committee received an additional $10,000 annually, members of the Compensation Committee received an additional $7,500 annually (increased from $5,000 in fiscal year 2024) and members of the Corporate Governance Committee received an additional $7,500 annually (increased from $5,000 in fiscal year 2024). All retainers were paid in substantially equal quarterly installments and prorated for a partial year of service.
The non-employee directors’ equity compensation set forth above was granted under the Company’s 2021 Equity Incentive Plan. All equity compensation granted under the Company's director compensation policy was in the form of RSUs that vest as described below, subject to the director’s continued service through such vesting date.

BARK 2025 Proxy Statement	7

PROPOSAL ONE	Table of Contents
Each non-employee director receives an initial grant of RSUs with an aggregate fair value equal to $300,000 on the vesting commencement date when appointed to the Board. Vesting of the initial RSU grant is subject to the director’s continued service through the one-year anniversary of the vesting commencement date.
Our fiscal year 2025 annual refresh award had a fair value equal to approximately $150,000 (increased from $100,000 in fiscal year 2024) as of the vesting commencement date. Vesting of the initial RSU is subject to the director's continued service through the one-year anniversary of the vesting commencement date. Non-employee directors who exceed the director stock ownership guidelines may elect to receive this award in cash, with vesting subject to the director’s continued service through the one-year anniversary of the award date.
Mr. Werdelin was paid a total of $215,000 for his service to the Company as its Chief Strategy Officer through Prehype, LLC from April 1, 2024 through November 14, 2024. These fees were unrelated to Mr. Werdelin’s service as a member of the Board and are excluded from the table above.

Deferred Compensation
The Compensation Committee has adopted a program that permits independent directors to elect to defer settlement of their director RSUs until such director ceases to serve on the Board. In general, directors must make these deferral elections prior to the date of the grant of such RSUs. Directors who make a deferral election will have no right as stockholders with respect to amounts credited to their deferred RSU accounts until such RSUs are settled. Settlement of any RSUs credited to the deferred RSU account in shares of fully vested common stock will occur as soon as practicable following the director’s termination of service as a member of the Board.

Shareholder Nomination Notice
On December 29, 2025, Shay Capital submitted a purported notice of nomination of candidates for election at the Company’s 2025 Annual Meeting on March 25, 2026, which the Company believes was materially deficient in several respects. One of Shay Capital’s candidates was Nachum Klugman, who is the President of GNK Holdings LLC (“GNK”). Shay’s purported notice was subsequently withdrawn on January 5, 2026. On January 14, 2026, GNK submitted a preliminary, non-binding indication of interest to acquire the Company in an all-cash transaction valued at $1.10 per share, which was publicly reiterated on February 11, 2026.
A special committee of independent and disinterested directors of the Board (the “Special Committee”) has retained legal and financial advisors to assist the Special Committee in the review and evaluation of the publicly-disclosed preliminary non-binding indicative proposal letters the Company has received, including the previously announced preliminary non-binding indicative proposal letter from Great Dane Ventures, LLC, and any proposals from other parties, including whether they are in the best interests of the Company and all its stockholders. The Company does not intend to disclose further developments regarding these matters unless and until further disclosure is determined to be necessary or appropriate.
RECOMMENDATION OF OUR BOARD
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE CLASS A DIRECTOR NOMINEES NAMED ABOVE.

8	2025 Proxy Statement BARK

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE HIGHLIGHTS

Board Independence and Composition	Board Performance	Policies, Programs and Guidelines

•5 of 7 directors are independent
•100% independent committee members
•Executive sessions of independent directors at each meeting
•Empowered Lead Independent Director
•Board and each committee may engage outside advisors independently of management

•Annual Board, committee and director evaluations
•Commitment to continuing director education
•Oversight of key risk areas and certain aspects of risk management efforts
•Oversight of key human capital issues, including diversity and inclusion and executive succession planning
•Robust stock ownership guidelines for CEO and directors •Comprehensive Code of Conduct and Business Ethics •Prohibition on hedging and pledging for any officers or directors

BOARD COMMITTEES
Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The Board has adopted a written charter for each of these committees, which are available on the Company’s investor relations website at https://investors.bark.co.

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

•Larry Bodner (Chair) •Jim McGinty •Betsy McLaughlin	•Betsy McLaughlin (Chair) •Michele Meyer	•Paulette Dodson (Chair) •Jim McGinty

Audit Committee
The Audit Committee consists of: Larry Bodner, Jim McGinty and Betsy McLaughlin.
Mr. Bodner serves as the chair of the Audit Committee. The Board has determined that Mr. Bodner and Mr. McGinty qualify as an audit committee financial experts within the meaning of SEC regulations and meet the financial sophistication requirements of the NYSE listing rules. In making this determination, the Board considered Mr. Bodner’s and Mr. McGinty's formal education and previous experience in financial roles. In addition, the Board has determined that each of the members of the Audit Committee satisfies the independence and other requirements of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), including that each member of an audit committee can read and understand fundamental financial statements in accordance with NYSE audit committee requirements. In arriving at this determination, the Board examined each member’s scope of experience and the nature of their prior and/or current employment.
Specific responsibilities of our Audit Committee include:
•overseeing our corporate accounting and financial reporting processes and our internal controls over financial reporting;
•evaluating the independent public accounting firm’s qualifications, independence and performance;
•engaging and providing for the compensation of the independent public accounting firm;
•pre-approving audit and permitted non-audit and tax services to be provided to us by the independent public accounting firm;
•reviewing and assessing the annual internal audit plan and discussing with management communications prepared by the internal audit;

BARK 2025 Proxy Statement	9

CORPORATE GOVERNANCE	Table of Contents
•periodically meeting for oversight meetings with management, the internal audit function, and the independent auditor;
•reviewing our financial statements;
•reviewing our critical accounting policies and estimates and internal controls over financial reporting;
•establishing procedures for complaints received by us regarding accounting, internal accounting controls or auditing matters, including for the confidential anonymous submission of concerns by our employees, and periodically reviewing such procedures, as well as any significant complaints received, with management;
•discussing with management and the independent registered public accounting firm the results of the annual audit and the reviews of our quarterly financial statements;
•reviewing our cybersecurity and other information technology risks, controls and procedures, including our plans to mitigate cybersecurity risks and respond to data breaches;
•reviewing and approving any transaction between us and any related person (as defined by the Exchange Act) in accordance with the Company’s related party transaction approval policy;
•reviewing and reassessing the adequacy of the Audit Committee’s charter and submitting any recommended changes to the Board for approval; and
•such other matters that are specifically designated to the Audit Committee by our Board from time to time.
The Audit Committee met seven (7) times during fiscal year 2025.

Compensation Committee
The Compensation Committee consists of: Betsy McLaughlin and Michele Meyer.
Ms. McLaughlin serves as the chair of the Compensation Committee. The Board has determined that each of the members of the Compensation Committee satisfies the independence requirements of the NYSE and is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee may form subcommittees and may delegate power and authority to such subcommittees for any purpose that the Compensation Committee deems appropriate.
Specific responsibilities of our Compensation Committee include:
•reviewing and recommending policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers;
•evaluating the performance of the Chief Executive Officer and other senior officers in light of those goals and objectives;
•reviewing annually and recommending to the Board for approval of all compensation to be paid or awarded to the Chief Executive Officer;
•developing and implementing policies with respect to the recovery of excess compensation paid to any executive officers based on erroneous data;
•administering the issuance of options and other awards under our equity-based incentive plans;
•reviewing and approving, for the Chief Executive Officer and other senior officers, employment agreements, severance agreements, consulting agreements and change in control or termination agreements;
•reviewing our policies, programs and initiatives focusing on diversity and inclusion with respect to our leadership and workforce; and
•such other matters that are specifically designated to the Compensation Committee by our Board from time to time.
The Compensation Committee met four (4) times during fiscal year 2025.

10	2025 Proxy Statement BARK

Table of Contents	CORPORATE GOVERNANCE
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee (the "Corporate Governance Committee") consists of: Paulette Dodson and Jim McGinty.
The Board has determined that each of the members of the Corporate Governance Committee satisfies the independence requirements of the NYSE.
Ms. Dodson serves as the chair of the Corporate Governance Committee. The Corporate Governance Committee will recommend to the Board candidates for nomination for election at the annual meeting of the stockholders. In general, in identifying and evaluating nominees for director, the Board expects to consider educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of our stockholders. The Board will also consider director candidates recommended for nomination by its stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our charter and bylaws.
Specific responsibilities of our Corporate Governance Committee include:
•identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our Board;
•considering and making recommendations to our Board regarding changes to the size and composition of our Board;
•considering and making recommendations to our Board regarding the composition and chairmanship of the committees of our Board;
•providing oversight of our policies, programs and initiatives focusing on environmental and social responsibility and risks;
•establishing procedures to exercise oversight of, and oversee the performance evaluation process of, management;
•overseeing periodic evaluations of the performance of our Board and its committees;
•instituting plans or programs for the continuing education of our Board and orientation of new directors;
•developing and making recommendations to our Board regarding corporate governance guidelines and matters; and
•such other matters that are specifically designated to the Corporate Governance Committee by our Board from time to time.
In the process of identifying, screening and recommending director candidates to the full Board, our Corporate Governance Committee takes into consideration the needs of the Board and the qualifications of the candidates, such as their general understanding of various business disciplines and our business environment, their educational and professional background, analytical ability, independence, diversity of experience and viewpoints, and their willingness to devote adequate time to board duties. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group that is best equipped to help ensure that the long-term interests of the stockholders are served. When searching for new directors, the Corporate Governance Committee will actively seek out women and individuals from minority groups to include in the pool from which nominees for the Board are chosen. The Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
The Corporate Governance Committee will consider director candidates recommended by stockholders on the same basis that it evaluates other nominees for director. In doing so, the Corporate Governance Committee will evaluate director candidates in light of several factors, including the general criteria outlined above. Our Amended and Restated Bylaws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable notice procedures, which are set forth in our bylaws.
The Corporate Governance Committee met four (4) times during fiscal year 2025.
MEETINGS OF THE BOARD
Our Board held 5 meetings during the fiscal year ended March 31, 2025. Each person currently serving as a director attended at least 75% of the aggregate of the total number of meetings of the Board and each committee of which he or she was a member. Each director is also encouraged and expected to attend the Annual Meeting and all of our current directors attended our prior annual meeting of stockholders.

BARK 2025 Proxy Statement	11

CORPORATE GOVERNANCE	Table of Contents
BOARD LEADERSHIP STRUCTURE
As outlined in our corporate governance guidelines, the Board will determine its leadership structure in a manner that it determines to be in the best interests of the Company and its stockholders from time to time in its judgment. If the Chair of the Board is not independent, the non-employee directors of the Board will elect a Lead Independent Director who will lead executive sessions of the Board, have authority to call meetings of the independent directors, and engage with the Board’s Chair and Chief Executive Officer to set meeting agendas for the Board, among other responsibilities.
Matt Meeker serves as both our Chief Executive Officer and the Chair of our Board. The Board believes that the combination of these two roles is appropriate at this time, particularly as it supports more consistent communication and coordination throughout the organization, enhancing the effectiveness of our corporate strategy. The Board believes that robust, independent Board oversight is essential, and Betsy McLaughlin, who serves as an empowered Lead Independent Director supports that important objective.
CORPORATE GOVERNANCE GUIDELINES
Our Board has adopted corporate governance guidelines, which provide the framework for our corporate governance along with our Restated Certificate of Incorporation, Amended and Restated Bylaws, committee charters and other key governance practices and policies. Our corporate governance guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, board membership criteria, and board committee composition. The corporate governance guidelines can be accessed on our investor website at https://investors.bark.co.
STOCKHOLDER ENGAGEMENT
We value feedback from our stockholders. We launched our stockholder outreach program in the spring of 2023.
Any stockholder or other interested party who wishes to communicate with our Board, our independent directors, or any individual director may send written communications to our Board or such director c/o Corporate Secretary, BARK, Inc., 20 Jay Street, Suite 940, Brooklyn, New York 11201, or via email to investors@barkbox.com. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such properly made communications to the appropriate director or directors, or Board or committee of our Board, based on the subject matter.
STOCK OWNERSHIP GUIDELINES
Our Board believes that an ownership stake in the Company strengthens the alignment of interests between directors and our CEO, on the one hand, and stockholders, on the other hand. Our Board requires that members of the Board and our CEO hold a number of shares equal in amount to five times the annual cash retainer amount or base salary, as the case may be. Each member of the Board and our CEO has five years to meet this requirement.
ENVIRONMENTAL, SOCIAL, GOVERNANCE (“ESG”) OVERSIGHT
We are committed to conducting business in an environmentally sustainable and socially responsible manner, and to managing the risks and opportunities that arise from ESG issues. We believe that operating in a socially responsible and sustainable manner will drive long-term value creation for our company and our stockholders.
Our Corporate Governance Committee is responsible for overseeing our ESG processes, policies, and performance, and making recommendations regarding our ESG processes, policies, and performance to the full Board. To satisfy these oversight responsibilities, the Corporate Governance Committee receives regular updates from management on progress and strategy.

12	2025 Proxy Statement BARK

Table of Contents	CORPORATE GOVERNANCE
OUR PEOPLE AND CULTURE
The Team
As dog people, our employees joined the company because they are aligned with our mission to make all dogs happy. The work we are doing is inherently joyful, optimistic, and humorous because our primary customers, dogs, possess all of those characteristics. To that end, our company culture is centered around service, kindness, and a high level of ambition to serve all dogs and their humans.
At the end of fiscal 2025, we employed approximately 691 full-time and part-time employees, with 300 employees based in the U.S. and 377 employees based in the Philippines. Our employee population includes approximately 426 BARK Happy Ambassadors and their leadership, 40 engineers, data scientists, information security and technology staff, 59 operations employees, and 166 marketing, creative, general, and administrative employees. As of March 31, 2025, 69% of our employees, 30% of our management team, and 43% of our Board identified as female or nonbinary.

Employee Engagement
Team communication is frequent and direct, allowing for a high level of transparency and feedback. We engage with employees through periodic pulse surveys to measure employee engagement, receive feedback, and respond to employee concerns effectively. We leverage these data points to continuously evolve our policies and practices to meet employee needs and align with our team values. Though most of the team has worked remotely since March 2020, our employees who live near the New York, New York and Columbus, Ohio offices have hybrid work arrangements and our offices are also used for regular team collaboration, all hands meetings, workshops and more. Dogs are welcome too!
Diversity, Equity and Inclusion
We recognize that people, like dogs, should be celebrated for their differences and the diverse life experiences they bring to work each day. We advocate for and celebrate a culture of inclusiveness for all people regardless of race, gender, sexual orientation, family status, religion, ethnicity, national origin, physical ability, veteran status, age, or love of cats as we work toward one common goal: to make every single dog as happy as they make us. We do this by focusing on four key areas:
•Diversity Sourcing & Recruitment: Promote an inclusive approach to hiring diverse talent by focusing on the equity of recruiting processes in addition to sourcing pools.
•Continuous Learning & Communication: Make diversity and inclusion everyone’s responsibility by providing training and educational opportunities.
•Employee Resource Groups: Provide employees with opportunities and resources to build a shared, supportive community while also advancing the team’s Diversity Equity and Inclusion mission.
•Accountability: Ensure accountability while committing to focus on retention, advancement, and equity.
We are committed to paying employees fairly for their work. Our Total Rewards team determines and regularly reviews all compensation based on a leveling and benchmarking system guided by market insights from third-party experts and tools. On a quarterly basis, we review all grants of equity for parity across gender and race to ensure that we are taking a consistent approach to compensation for all team members based on market data, role, and level.
Health, Safety and Wellness
We are committed to ensuring the health and safety of all employees and require compliance with all applicable local laws and regulations governing working conditions, working hours, fair wages, and compensation.
Succession Planning
Succession planning is another critical human capital issue. As part of the annual executive officer evaluation process, the Compensation Committee works with our Chief Executive Officer to plan for the succession of the Chief Executive Officer and other senior executive officers, as well as to develop plans for interim or emergency succession for the Chief Executive Officer and other senior executive officers in the event of retirement or an unexpected occurrence. Management succession planning may be reviewed more frequently by the Board as it deems appropriate.

BARK 2025 Proxy Statement	13

CORPORATE GOVERNANCE	Table of Contents
EVALUATIONS OF THE BOARD, COMMITTEES, AND DIRECTORS
The Board evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by our Corporate Governance Committee. The Board discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the Board, any committee thereof or of the directors.
CODE OF ETHICS AND BUSINESS CONDUCT
Our Board has adopted a code of ethics and business conduct (the “Code of Conduct”), which establishes the standards of ethical conduct applicable to all of our directors, officers, employees and senior financial officers. A copy of our Code of Conduct is posted on our investor website at https://investors.bark.co. In addition, we intend to post on our investor website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the Code of Conduct.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the key functions of our Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Cybersecurity
Our Board is ultimately responsible for the risk oversight of the company, including, cybersecurity and privacy risks. Our Board has delegated responsibility for oversight of cybersecurity risks to the Audit Committee. The Audit Committee is composed of board members with diverse expertise enabling its members to oversee cybersecurity risks effectively. Our Audit Committee’s responsibilities include reviewing the Company’s cybersecurity and other information technology risks, controls and procedures, including the Company’s plans to mitigate cybersecurity risks and to respond to data breaches.
The Audit Committee will receive reports, briefings and presentations from senior management, including our Director of Information Security, at periodic committee meetings, including, on a rotating basis, in-depth presentations on specific areas of risk and regular enterprise risk management updates as needed.
In addition to scheduled meetings, significant developments or incidents, even if immaterial to us, are reviewed regularly by a cross-functional team, including the Chief Financial Officer and the General Counsel, to determine whether further escalation to the Audit Committee and/or the Board is appropriate, ensuring the Audit Committee’s and the Board’s oversight is timely and responsive. Our Incident Response Plan also includes immediate actions to mitigate the impact and strategies for remediation and prevention of future incidents.
CLASSIFIED BOARD OF DIRECTORS
Our Board is divided into three classes of directors that serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our Restated Certificate of Incorporation and Amended and Restated Bylaws authorize only our Board to fill vacancies on our Board. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
The Board believes that a classified board structure promotes board continuity and stability, encourages directors to take a long-term perspective, and reduces our vulnerability to coercive takeover tactics.

14	2025 Proxy Statement BARK

Table of Contents	CORPORATE GOVERNANCE
DIRECTOR INDEPENDENCE
Our common stock is listed on the NYSE. Under the NYSE rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE requires that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under NYSE rules, a director will only qualify as an “independent director” if, that company’s board of directors affirmatively determines that director has no material relationship with the listed company (either directly or indirectly) other than as a Board or committee member in addition to other bright-line requirements set forth in the NYSE listed company manual.
Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.
Our Board has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board has determined that, with the exception of Mr. Meeker and Mr. Werdelin, each member of our Board is an “independent director” as defined under the applicable rules and regulations of the SEC and the NYSE rules. In making these determinations, our Board reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
INSIDER TRADING POLICY; PROHIBITION ON HEDGING AND PLEDGING OF COMPANY SECURITIES
We have an insider trading policy that governs the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers, and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to the Company. It is the Company’s policy not to trade in Company securities in violation of securities laws. Our insider trading policy prohibits officers, directors and employees from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors and employees of the Company are also prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan without the approval of the Board.

BARK 2025 Proxy Statement	15

02	PROPOSAL TWO RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2026
Our Board and the Audit Committee are asking our stockholders to ratify the appointment by the Audit Committee of Deloitte & Touche LLP (“Deloitte”), as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending March 31, 2026. Stockholder ratification of such selection is not required by our Amended and Restated Bylaws or any other applicable legal requirement. However, our Board is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate governance.
In the event our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain Deloitte for the fiscal year ending March 31, 2026. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change should be made.
A representative of Deloitte is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following is a summary of fees paid or to be paid to Deloitte, for services rendered for the fiscal years ended March 31, 2025 and 2024. Deloitte has been our independent registered public accounting since 2015.

	2025 ($)	2024 ($)

Audit fees(1)	1,201,557	1,372,592
Audit-related fees(2)	—	—
Tax fees(2)	—	—
All other fees(2)	—	—
Total	1,201,557	1,372,592
(1)Audit fees consist of fees billed for professional services rendered for the audit of the Company’s financial statements and services that are normally provided by Deloitte in connection with regulatory filings. The aggregate fees billed by Deloitte for professional services rendered in connection with the audit of the Company’s financial statements for the fiscal periods ended March 31, 2025 and 2024 totaled approximately $1.2 million and $1.4 million, respectively. The above amount includes interim procedures and audit fees, as well as attendance at our Audit Committee meetings.
(2)During the fiscal years ended March 31, 2025 and 2024, there were no fees billed for products and services provided by Deloitte other than those set forth above.
DETERMINATION OF INDEPENDENCE
In considering the nature of the services provided by our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.
Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees – Audit Committee” and “Report of the Audit Committee.”

16	2025 Proxy Statement BARK

Table of Contents	PROPOSAL TWO
PRE-APPROVAL POLICY
According to policies adopted by our Audit Committee and ratified by our Board, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by our Audit Committee. The Audit Committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors.
The Audit Committee approved all services provided by Deloitte during the years ended March 31, 2025 and 2024. The Audit Committee has considered the nature and amount of the fees billed by Deloitte and believes that the services provided by Deloitte are compatible with maintaining Deloitte’s independence.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees our independent registered public accounting firm and assists our Board in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.
In fulfilling its oversight responsibilities, the Audit Committee:
•reviewed and discussed our financial statements as of and for the fiscal year ended March 31, 2025 with management and Deloitte;
•discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;
•received the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board; and
•discussed with Deloitte their independence.
Based on its review and discussions noted above, the Audit Committee recommended to our Board, and our Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 for filing with the SEC. The Audit Committee also appointed Deloitte as our independent registered public accounting firm for fiscal year ending March 31, 2026.
Submitted by the Audit Committee of our Board:
•Larry Bodner, Chair
•Jim McGinty
•Betsy McLaughlin

RECOMMENDATION OF OUR BOARD AND AUDIT COMMITTEE
OUR BOARD AND OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2026.

BARK 2025 Proxy Statement	17

03
PROPOSAL THREE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with SEC rules, we are providing our stockholders with the opportunity to approve, on an advisory basis, the compensation of our named executive officers, as described in this Proxy Statement.
As discussed in the Compensation Discussion and Analysis, the Compensation Committee of the Board is committed to an executive compensation program that is aligned with our business goals, culture, and stockholder interests. We believe a competitive compensation program that is highly performance-based is key to delivering long-term stockholder returns.
This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives and program, as described in this Proxy Statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement, including in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders of BARK, Inc. approve, on a non-binding advisory basis, the compensation paid to the named executive officers, as disclosed in the Proxy Statement for the 2025 Annual Meeting, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
As this is an advisory vote, the result will not be binding on our Board or Compensation Committee. However, the say-on-pay vote will provide us with important feedback from our stockholders about our executive compensation philosophy, objectives and program. Our Board and Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and evaluating our executive compensation program.
RECOMMENDATION OF OUR BOARD
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL

18	2025 Proxy Statement BARK

04
PROPOSAL FOUR REVERSE STOCK SPLIT PROPOSAL
The Reverse Stock Split Proposal is a proposal to approve and adopt an amendment to our Charter that would effect a reverse stock split at a ratio between 1:2 and 1:30 (the “Split Ratio Range”), if and when determined by the Board. The Reverse Stock Split Proposal, if approved, would not immediately cause a reverse stock split, but rather would grant authorization to the Company to effect the reverse stock split (without reducing the number of authorized shares of our common stock) within the Split Ratio Range, if and when determined by our Board. Our Board has deemed it advisable, approved and recommended that our stockholders approve and adopt and is hereby soliciting stockholder approval and adoption of the Reverse Stock Split Proposal.
If we receive the required stockholder approval, our Board will have the authority to elect whether or not to effect a reverse stock split. Our Board will have the flexibility to decide whether or not a reverse stock split (and at what ratio within the Split Ratio Range) is in the best interests of the Company and our stockholders.
If approved by our stockholders and determined to be in the best interests of the Company and our stockholders, the reverse stock split would become effective upon filing a certificate of amendment to our Charter with the Delaware Secretary of State. The text of the proposed certificate of amendment is attached to this Proxy Statement as Exhibit A (the “Reverse Stock Split Certificate of Amendment”). If the Reverse Stock Split Certificate of Amendment is filed, in connection with such filing, the Company will publicly announce the number of outstanding shares to be combined into one share of our common stock, at the ratio approved by our Board within the Split Ratio Range. The Reverse Stock Split Proposal, if approved would not change the par value of our common stock and would not impact the total number of authorized shares of our common stock. Therefore, upon effectiveness of the reverse stock split, the number of shares of our common stock that are authorized and unissued will increase relative to the number of issued and outstanding shares of our common stock.
Although we presently intend to effect the reverse stock split to regain compliance with the NYSE’s minimum price criteria, under Section 242(c) of the Delaware General Corporation Law (“DGCL”), our Board has reserved the right, notwithstanding our stockholders’ approval of the Reverse Stock Split Proposal at the Annual Meeting, to abandon the reverse stock split at any time (without further action by our stockholders) before the Reverse Stock Split Certificate of Amendment is filed with the Delaware Secretary of State if our Board determines that the reverse stock split is no longer in the best interests of the Company and our stockholders.
On January 9, 2026, the Company announced that our Board received a preliminary non-binding indicative proposal letter submitted to the Board by Great Dane Ventures, LLC (“Great Dane”), comprised of a group of the Company’s current stockholders, including Matt Meeker, the Company’s Chief Executive Officer and Executive Chairman of the Board, RRE Ventures, Resolute Ventures, Founders Circle Capital and Ironbound Partners Fund. The Great Dane proposal letter proposes that Great Dane would acquire all of the outstanding shares of the Company’s common stock not already beneficially owned by the Stockholder Group or their affiliates, in an all-cash transaction, for $0.90 per share. On January 9, 2026, we also announced that our Board had established a special committee of independent and disinterested directors to evaluate the proposal submitted by Great Dane and any proposal from other parties and consider whether they are in the best interests of the Company and all its stockholders. On January 14, 2026, GNK, together with Marcus Lemonis, submitted a preliminary, non-binding indication of interest to acquire the Company in an all-cash transaction valued at $1.10 per share, which was publicly reiterated on February 11, 2026. Even if our stockholders approve the Reverse Stock Split Proposal at the Annual Meeting, our Board may determine not to implement the reverse stock split in the event that the Board determines, including due to a possible going private transaction or other transaction, if any is approved by our special committee, that the reverse stock split is no longer in the best interests of the Company and our stockholders.
Purpose and Overview of the Reverse Stock Split
Our primary objective in effectuating the reverse stock split would be to attempt to raise the per share trading price of our common stock in order to meet the minimum price criteria for continued listing on the NYSE.
On July 10, 2025, we received notice from the NYSE that we were no longer in compliance with the continued listing requirements of NYSE because the average closing price for our common stock had fallen below $1.00 per share over a consecutive 30 trading-day period, which is the minimum price criteria required to maintain listing on the NYSE under Section 802.01C of the NYSE Listed Company Manual.
Under applicable NYSE rules, we had six months following receipt of the July 10, 2025 notice to regain compliance, if on the last trading day of any calendar month during the cure period, we had a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. Under applicable NYSE rules, if we determined that we will regain compliance with the minimum price criteria by taking an action that requires stockholder approval, as is

BARK 2025 Proxy Statement	19

PROPOSAL FOUR	Table of Contents
the case to effectuate a reverse stock split, we must obtain stockholder approval by no later than our next annual meeting (which is this Annual Meeting) and implement the action promptly thereafter. In such scenario, the minimum price criteria will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above $1.00 per share for at least the following 30 trading days. Since the minimum price condition did not cure within the six-month cure period, the Board is seeking stockholder approval of the Reverse Stock Split Proposal at this Annual Meeting to regain compliance with the NYSE minimum price criteria listing requirement.
Our Board is seeking stockholder approval of the Reverse Stock Split Proposal in order to have the authority to effectuate the reverse stock split as a means of increasing the share price of our common stock at or above $1.00 per share in order to avoid further action by the NYSE. We expect that the reverse stock split would increase the closing share price of our common stock above $1.00 per share, thereby allowing the Company to regain compliance with the NYSE minimum price criteria listing requirement. However, there can be no assurance that the reverse stock split would have that effect, initially or in the future, or that it would enable us to maintain the listing of our common stock on the NYSE. The proposed reverse stock split is not intended to be an anti-takeover device.
In addition, we believe that the low per-share market price of our common stock impairs its marketability to, and acceptance by, institutional investors and other members of the investing public and creates a negative impression of the Company. In practice, however, many investors, brokerage firms and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. The presence of these factors may be adversely affecting, and may continue to adversely affect, not only the price of our common stock but also its trading liquidity. In addition, these factors may affect our ability to raise additional capital through the sale of our common stock.
We also believe that a higher stock price could help us attract and retain employees and other service providers. We believe that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the reverse stock split successfully increases the per-share price of our common stock, we believe this increase would enhance our ability to attract and retain employees and other service providers.
Theoretically, decreasing the number of shares of our common stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them or our reputation in the financial community. We believe that the decrease in the number of shares of our outstanding common stock because of the reverse stock split, and the anticipated increase in the price per share, would possibly promote greater liquidity for our stockholders with respect to their shares. However, liquidity may be adversely affected by the reduced number of shares that would be outstanding if the reverse stock split is effected, particularly if the price per share of our common stock begins a declining trend after the reverse stock split is effectuated.
There can be no assurance that the reverse stock split would achieve any of the desired results. There also can be no assurance that the price per share of our common stock immediately after the reverse stock split would increase proportionately with the reverse stock split, or that any increase would be sustained for any period of time.
We believe the reverse stock split is the most likely way to assist the stock price in reaching the minimum price criteria required by the NYSE, although effecting the reverse stock split cannot guarantee that we would regain compliance with the minimum price criteria. Furthermore, the reverse stock split cannot guarantee we would be in compliance with NYSE’s other continued listing requirements.
If our stockholders do not approve the Reverse Stock Split Proposal and our closing stock price does not otherwise increase sufficiently to permit us to regain compliance with the minimum price criteria, we expect our common stock to be subject to a delisting action by the NYSE.
If our common stock were delisted from the NYSE, we believe that shares of our common stock would likely trade on an over-the-counter market, such as those maintained by OTC Markets Group. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock. To relist shares of our common stock on the NYSE, we would be required to meet the initial listing requirements for the NYSE, which are more stringent than the continued listing requirements.
If our common stock were delisted from the NYSE, it could lead to a determination that our common stock is a “penny stock” as defined in the Exchange Act and would be covered by Rule 15g-9 of the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with net worth in excess of $1 million or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. These additional sales practice restrictions would make trading in our common stock more difficult and the market less efficient.
Risks Associated with the Reverse Stock Split Purpose and Overview of the Reverse Stock Split
We cannot predict whether the reverse stock split, if completed, will increase the market price for our common stock for a sustained period of time. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:
•the closing share price of our common stock would exceed $1.00 per share or the average closing share price would remain in excess of $1.00 per share for the time period required to maintain the listing of our common stock on the NYSE;

20	2025 Proxy Statement BARK

Table of Contents	PROPOSAL FOUR
•we would otherwise meet the requirements for continued listing of our common stock on the NYSE;
•the market price per share of our common stock after the reverse stock split would rise in proportion to the reduction in the number of shares outstanding before the reverse stock split;
•the reverse stock split would result in a per-share price that would attract brokers and investors who do not trade in lower-priced stocks;
•the reverse stock split would result in a per-share price that would increase our ability to attract and retain employees and other service providers; or
•the reverse stock split would promote greater liquidity for our stockholders with respect to their shares.
In addition, the reverse stock split would reduce the number of outstanding shares of our common stock without reducing the number of shares of available but unissued common stock, increasing the number of authorized but unissued shares of common stock. Therefore, the number of shares of our common stock that are authorized and unissued will increase relative to the number of issued and outstanding shares of our common stock following the reverse stock split. The Board may authorize the issuance of the remaining authorized and unissued shares without further stockholder action for a variety of purposes, except as such stockholder approval may be required in particular cases by our Charter, applicable law or the rules of any stock exchange on which our securities may then be listed. The issuance of additional shares would be dilutive to our existing stockholders and may cause a decline in the trading price of our common stock. The issuance of authorized but unissued shares of common stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Board’s desires. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of our common stock compared to the then-existing market price.
Principal Effects of the Reverse Stock Split on the Market for Our Common Stock
On February 6, 2026, the closing price for our common stock on the NYSE was $0.83 per share. The reverse stock split will decrease the number of shares of our common stock outstanding without altering the aggregate economic interest represented by the shares which, we believe will increase the market price per share. The greater the market price rises above $1.00 per share, the less risk there would be that we would fail to meet the minimum price requirements for maintaining the listing of our common stock on the NYSE. However, there can be no assurance that the market price per share of our common stock would rise to or maintain any particular level or that we would at all times be able to meet the requirements for maintaining the listing of our common stock on the NYSE.
Principal Effects of the Reverse Stock Split on Our Common Stock; No Fractional Shares
If our stockholders approve the Reverse Stock Split Proposal, and if our Board decides to effect the reverse stock split contemplated hereby, the principal effect of the reverse stock split would be to reduce the number of issued shares of our common stock including those held by the Company as treasury stock, depending on the ratio approved by our Board within the Split Ratio Range, from 172,816,741 shares as of the record date to between 86,408,370 shares and 5,760,558 shares. If the reverse stock split is effectuated, the total number of shares of our common stock each stockholder holds would be reclassified automatically into the number of shares of our common stock equal to the number of shares of our common stock each stockholder held immediately prior to the reverse stock split divided by the ratio approved by the Board within the Split Ratio Range.
Effecting the reverse stock split will not change the total authorized number of shares of our common stock. However, the reduction in the issued shares would provide more authorized shares available for future issuance. We have no specific plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of common stock subsequent to this proposed increase in the number of unissued shares at this time, and we have not allocated any specific portion of the proposed increase in the number of unissued shares to any particular purpose. However, we have in the past conducted certain public and private offerings of our securities, and we may continue to require, and may actively seek, additional capital in the near future to fund our operations. As a result, it is foreseeable that we will seek to issue additional shares of common stock in connection with any such capital raising activities, or any of the other activities described above. The Board does not intend to issue any common stock or securities convertible into common stock except on terms that the Board deems to be in the best interests of the Company and our stockholders.
The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests, except to the extent that the reverse stock split results in such stockholder owning a fractional share. No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be exchanged, will be entitled to a cash payment in lieu thereof equal to the fraction of one share to which such stockholder would otherwise be entitled multiplied by the closing price of our common stock, as reported by the NYSE, on the last trading day prior to the effective date of the reverse stock split (with such closing price proportionally adjusted to give effect to the Reverse Stock Split). The proceeds would be subject to certain taxes as discussed below. In addition, stockholders would not be entitled to receive interest for the period of time between the filing of the Reverse Stock Split Certificate of Amendment and the date a stockholder receives payment for

BARK 2025 Proxy Statement	21

PROPOSAL FOUR	Table of Contents
the cashed-out shares. The payment amount would be paid to the stockholder in the form of a check in accordance with the procedures outlined below.
After the reverse stock split, a stockholder would have no further interest in the Company with respect to such stockholder’s cashed-out fractional share. A person otherwise entitled to a fractional interest would not have any voting, dividend or other rights with respect to such fractional interest, except to receive payment as described above.
Principal Effects of the Reverse Stock Split on Outstanding Equity Awards
Under the Barkbox, Inc. 2011 Stock Incentive Plan (the “2011 Plan”) and The Original BARK Company 2021 Equity Incentive Plan (the “2021 Plan”, and together with the 2011 Plan, the “Incentive Plans”) and The Original BARK Company 2021 Employee Stock Purchase Plan (the “2021 ESPP”, and together with the Incentive Plans, the “Stock Plans”), the Board has the sole discretion to appropriately adjust the awards granted under our Stock Plans in the event of a reverse stock split. Accordingly, if the reverse stock split is effected, the number of shares available for issuance under the Stock Plans, as well as the number of shares subject to any outstanding awards under the Stock Plans, and the exercise price, grant price or purchase price relating to any such awards under the Stock Plans, will be proportionately adjusted by the Board to reflect the reverse stock split. The Board will also determine the treatment of fractional shares subject to outstanding awards under the 2011 Plan or the 2021 Plan. Accordingly, pursuant to the authority provided under the Stock Plans, contingent upon stockholder approval of the Reverse Stock Split Proposal and the subsequent decision by our Board to effect the reverse stock split, the Company will be authorized to effect any other changes with respect to the Stock Plans and the awards outstanding thereunder necessary, desirable or appropriate to give effect to the reverse stock split, including any applicable technical, conforming changes to our Stock Plans.
For illustrative purposes only, if a 1-for-10 reverse stock split is effected, an outstanding stock option for 10,000 shares of common stock, exercisable at $1.05 per share, would be adjusted as a result of a 1-for-10 split ratio into an option exercisable for 1,000 shares of common stock at an exercise price of $10.50 per share.
Principal Effects of the Reverse Stock Split on Warrants
If the Reverse Stock Split Proposal is approved and effected, our outstanding warrants to purchase shares of our common stock will be proportionately adjusted in accordance with the respective warrant agreements to reflect the reverse stock split, including the number of shares purchasable upon exercise of such warrants and/or their exercise prices.
Principal Effects of the Reverse Stock Split on Legal Ability to Pay Dividends
We have not declared or paid any cash dividends on our common stock, nor do we have any plans to declare in the foreseeable future any distributions of cash or other property to holders of common stock, and we are not in arrears on any dividends. Therefore, we do not believe that the reverse stock split would have any effect with respect to future distributions, if any, to holders of our common stock.
Accounting Matters
The reverse stock split would not affect the par value of our common stock, which would remain unchanged at $0.0001 per share. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to our common stock would be reduced by the ratio approved by the Board within the Split Ratio Range, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per-share net income or loss and per-share net book value of our common stock would be increased because there would be fewer shares of our common stock outstanding.
Beneficial Holders of Our Common Stock (Stockholders Who Hold in “Street Name”)
Upon the reverse stock split, we intend to treat shares held by stockholders in “street name,” that is through a brokerage firm, bank, dealer or other similar organization in the same manner as shares held by registered stockholders. Brokers, banks or other agents would be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.” However, these brokers, banks or other agents may have different procedures than stockholders of record for processing the reverse stock split and making payment for fractional shares. Stockholders holding shares of our common stock with a broker, bank or other agent and having any questions in this regard should contact their broker, bank or other agent.
Registered “Book-Entry” Holders of Our Common Stock
If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If such a stockholder is entitled to post-reverse stock split shares, a transaction statement would automatically be sent to such stockholder’s address of record indicating the number of shares of our common stock held following the reverse stock split.
If such a stockholder is entitled to a payment in lieu of any fractional share interest, a check would be mailed to the stockholder’s registered address as soon as practicable after the effective time of the reverse stock split. By signing and cashing the check, stockholders would warrant that they owned the shares of our common stock for which they received a cash payment. The cash

22	2025 Proxy Statement BARK

Table of Contents	PROPOSAL FOUR
payment is subject to applicable federal and state income tax and state abandoned property laws. No stockholders would be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date payment is received.
STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.
No Appraisal Rights
Under the DGCL, stockholders are not entitled to appraisal rights with respect to the reverse stock split.
Material U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to U.S. holders of our common stock.
For purposes of this summary a “U.S. holder” is any beneficial owner of our common stock that is any of the following:
•an individual who is or is treated as a citizen or resident of the United States;
•a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust (i) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States Persons” have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect to be treated as a “United States Person” for U.S. federal income tax purposes.
This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by stockholders. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment), (iv) partnerships or other pass-through entities (or any investors therein) or (v) non-U.S. holders. The summary also does not discuss the effect of any state, local or non-U.S. laws, any U.S. federal tax considerations other than U.S. federal income tax considerations (such as gift tax or estate tax considerations), or the 3.8% Medicare contribution tax on net investment income.
This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Proxy Statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the reverse stock split.
EACH STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.
If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.
Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split.
Except as described below with respect to cash in lieu of fractional shares, no gain or loss will be recognized upon the reverse stock split. In addition, the aggregate tax basis in the common stock received pursuant to the reverse stock split should equal the aggregate tax basis in the common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the common stock received should include the holding period for the common stock surrendered.
A U.S. holder that receives cash in lieu of a fractional share of common stock in the reverse stock split and whose proportionate interest in the Company is reduced (after taking into account certain constructive ownership rules) generally will be treated as having received such fractional share and then as having received such cash in redemption of such fractional share interest. A U.S. holder generally will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the pre-reverse stock split common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in our common stock surrendered in the reverse stock split was greater than one year as of the date of the exchange. A U.S. holder that receives cash in lieu of a fractional share of common stock in the

BARK 2025 Proxy Statement	23

PROPOSAL FOUR	Table of Contents
reverse stock split and whose proportionate interest in the Company is not reduced (after taking into account certain constructive ownership rules) generally will be treated as having received a distribution that will be treated first as dividend income to the extent paid out of our current or accumulated earnings and profits, and then as a tax-free return of capital to the extent of the U.S. holder’s tax basis in our common stock, with any remaining amount being treated as capital gain.
Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the reverse stock split in the case of certain U.S. holders. In addition, U.S. holders may be subject to a backup withholding tax at the rate specified in the Code on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.
Vote Required
Approval of the Reverse Stock Split Proposal requires that votes cast “for” the Reverse Stock Split Proposal exceed the votes cast “against” the Reverse Stock Split Proposal.
RECOMMENDATION OF OUR BOARD
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE REVERSE STOCK SPLIT PROPOSAL

24	2025 Proxy Statement BARK

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The following table sets forth information with respect to our executive officers as of the date of this Proxy Statement:

Name	Age	Position(s)
Matt Meeker	52	Chief Executive Officer and Chair
Zahir Ibrahim	56	Chief Financial Officer
Michael Black	38	Chief Revenue Officer and President
Allison Koehler	58	Chief Legal Officer and Secretary

Additional biographical descriptions of the executive officers are set forth in the text below. A description of the business experience of Matt Meeker is provided above under the section “Information About Our Directors - Class B Directors”.
Zahir Ibrahim has served as the Company’s Chief Financial Officer since January 2023. Prior to joining BARK, Mr. Ibrahim served as Chief Financial Officer (CFO) and Chief Accounting Officer of Do Good Foods, LLC, a company that upcycles grocery surplus into animal feed, from September 2021 to December 2022, and he served as Executive Vice President (EVP) CFO of KIND, LLC, a snack food company, from June 2015 to September 2021. Prior to that, he served as EVP CFO at Annie’s, Inc., an organic food supplier, (NYSE:BNNY) from November 2013 to May 2015. From 2007 to 2013, Mr. Ibrahim worked at Molson Coors Brewing Company, a drink and brewing company, (NYSE:TAP) including serving as Vice President Corporate Controller from 2011 to 2013.
Michael Black has served as the Company’s Chief Revenue Officer since March 2024, and President since September 2025. Prior to joining BARK, Mr. Black was the Founder and President of Paragon International Advisors, a business consulting and services company, from October 2022 through March 2024 and a Board Advisor for PetLab Co., a provider of pet supplements and educational content, from October 2022 through March 2024. Prior to that, Mr. Black served in various roles, including Chief Executive Officer, Board Member and Chief Revenue Officer, at Outward Hound, a pet brand company, from May 2019 through September 2022.
Allison Koehler has served as the Company’s Chief Legal Officer since May 2024 and General Counsel since December 2021. Prior to joining BARK, Ms. Koehler served as Vice President, Deputy General Counsel and Assistant Secretary at The RealReal, Inc. (NASDAQ:REAL), a luxury consignment company, from February 2020 to December 2021. Prior to that, she served as Vice President and Deputy General Counsel at AppLovin Corporation, a games company. Ms. Koehler also held various roles at eBay Inc., an e-commerce company, (NASDAQ:EBAY) for Global M&A, Securities and Corporate Governance from 2013 to 2019, most recently as Associate General Counsel from 2017 to 2019.

BARK 2025 Proxy Statement	25

EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
As a smaller reporting company, we are not required to include a “Compensation Discussion and Analysis” ("CD&A") and are permitted to exclude certain executive compensation tables and the CEO pay ratio from our disclosure. We have elected to include a Compensation Discussion and Analysis on a voluntary basis.
The following CD&A describes our compensation program for fiscal year 2025, for the following named executive officers:

•Matt Meeker, Chief Executive Officer •Zahir Ibrahim, Chief Financial Officer •Allison Koehler, Chief Legal Officer and Secretary

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program has continued to evolve to align with our status as a more mature, publicly-traded company, while still supporting our overall business and compensation objectives. For fiscal year 2025, the principal elements of the compensation program for our NEOs were base salary and incentive compensation delivered in the form of an annual incentive opportunity and long-term incentives comprised of restricted stock units (“RSUs”) and, in the case of Mr. Meeker, performance stock units (“PSUs”).
COMPENSATION DECISIONS FOR FISCAL YEAR 2025
Base Salary
Base salary for two of our NEOs was increased for fiscal year 2025 based on a review of competitive market data and to continue to bring their base salary levels more in line with peer group data, as described further below. The increase in Mr. Meeker’s base salary also reflects the fact that Mr. Meeker voluntarily accepted no increase in base salary for fiscal years 2023 and 2024, resulting in a larger market adjustment for fiscal year 2025. The following table sets forth the base salaries for our NEOs for fiscal year 2025:

Named Executive Officer	Base Salary FY24 ($)	Base Salary FY25 ($)

Matt Meeker	525,000	700,000
Zahir Ibrahim	550,000	600,000
Allison Koehler	375,000	375,000

26	2025 Proxy Statement BARK

Table of Contents	EXECUTIVE COMPENSATION
Annual Incentive Opportunity
Under the fiscal year 2025 annual incentive program, the Compensation Committee established net revenue and adjusted EBITDA as the performance measures for determining payouts in order to focus management on our path to profitability. The performance measures were weighted at 60% for net revenue and 40% for adjusted EBITDA. The following table sets forth the goals for fiscal year 2025:

Performance Goals	Net Revenue ($)	Adjusted EBITDA ($)

Threshold	480,000,000	0
Target	500,000,000	4,000,000
Maximum	550,000,000	8,000,000
For purposes of the annual incentive program, adjusted EBITDA is defined as net income (loss), adjusted to exclude: (1) interest income, (2) interest expense, (3) depreciation and amortization expense, (4) stock-based compensation expense, (5) change in fair value of warrants and derivatives, (6) sales and use tax (income) expense, (7) restructuring charges related to reduction in force payments, (8) (gain) loss on extinguishment of debt, (9) duplicate rent expense incurred during the relocation of our corporate headquarters, (10) impairment of assets, (11) transaction costs, (12) demurrage fees related to freight, (13) technology transformation and (14) other items comprised of non-recurring retention payments to management, executive transition costs, warehouse restructuring costs, and legal settlements.
For fiscal year 2025, the Compensation Committee established the following incentive opportunities, as a percentage of base salary, for each of the NEOs based on a comparison with the competitive market. Ms. Koehler’s target incentive was increased from 40% in fiscal year 2024 to 50% in fiscal year 2025 to further align her overall compensation with the competitive market. As noted above, the payout amounts for the various performance targets were set as follows: 50% payout for threshold performance; 100% payout for target performance; and 200% payout for performance at or above the maximum performance level. The threshold for a performance measure must be met for a payout for that performance measure under our annual incentive program.

Named Executive Officer	Target Incentive as a Percentage of Base Salary (%)	Target Incentive Payout ($)

Matt Meeker	100	700,000
Zahir Ibrahim	75	450,000
Allison Koehler	50	187,500
For fiscal year 2025, we exceeded the threshold performance goal for net revenue for a payout of 60.5% of target and exceeded the target performance goal for adjusted EBITDA for a payout of 122% of target. Consistent with our fiscal year 2024 program design and to further align our NEOs interests with our stockholders, payouts under the annual incentive opportunity were comprised of 80% cash and 20% equity in the form of immediately vested and unrestricted shares of the Company. The payouts were:

Named Executive Officer	Payout ($)

Matt Meeker	595,700
Zahir Ibrahim	382,950
Allison Koehler	159,563
Other Bonuses
In fiscal year 2025, Ms. Koehler received a cash bonus in the amount of $228,750 in lieu of a portion of her fiscal year 2025 long-term incentives. This bonus was made to recognize Ms. Koehler’s strong performance and to further align her overall compensation with the competitive market as well as the Company’s other executive officers.

BARK 2025 Proxy Statement	27

EXECUTIVE COMPENSATION	Table of Contents
Long-term Equity Incentives
The following table sets forth the grant date fair value of awards of RSUs and PSUs, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”), granted to our NEOs in fiscal year 2025. We did not grant any of our NEOs stock options during fiscal year 2025. The grant levels were determined based on the competitive market and our historical compensation practices and the retentive value of outstanding equity awards held by each NEO. Mr. Meeker’s long-term incentives were increased as compared to fiscal year 2024 to further align his overall compensation with the competitive market and to reflect the introduction of PSUs, which further increased the portion of his compensation that is tied to the achievement of pre-established performance goals. Each of the NEOs received an equity grant in fiscal year 2025 as follows:

Named Executive Officer	RSUs ($)(1)	PSUs ($)(2)

Matt Meeker	1,057,419	1,057,419
Zahir Ibrahim	612,000	—
Allison Koehler	228,750	—
(1)These RSUs vested 25% on August 10, 2025, with vesting in substantially equal quarterly amounts over the remaining three years, except Ms. Koehler’s grant which vests in substantially equal quarterly amounts over two years beginning on August 10, 2026.
(2)These PSUs will vest upon the attainment of the net revenue and adjusted EBITDA performance goals in fiscal year 2027, subject to Mr. Meeker’s continued employment through fiscal year 2027, with the vesting level ranging from 0% to 200% based on performance. The goals were established based on our long-term operating plan and were designed to be challenging but achievable with strong management performance.
Other Benefits and Perquisites
We provide benefits to our NEOs on the same basis as provided to all of our employees, including health, dental and vision insurance, pet insurance, life insurance, accidental death and dismemberment insurance, short- and long-term disability insurance, and a matching contribution under our Section 401(k) retirement plan.
OUR COMPENSATION PROCESS
Role of the Compensation Committee
The Compensation Committee meets regularly with management, and in executive session without members of management present, to make decisions regarding our executive compensation programs and the compensation of our Chief Executive Officer and other executives. In making executive compensation decisions, the Compensation Committee reviews a variety of market data and information, including peer group and relevant industry information. The Chair of the Compensation Committee regularly reports on the committee’s actions to our Board.
The Compensation Committee’s responsibilities include the following:
•reviewing and making recommendations to the Board regarding the director compensation program and compensation of the Chief Executive Officer;
•reviewing the succession process for the Chief Executive Officer and overseeing management's succession planning for other executive officers;
•approving overall compensation strategy;
•approving amounts and forms of executive compensation;
•approving goals and objectives to be considered in determining the compensation of the Chief Executive Officer and other executive officers;
•reviewing and approving annual and long-term incentive plans and benefit plans;
•reviewing and approving equity grants to employees; and
•approving on an annual basis, the compensation peer group.

28	2025 Proxy Statement BARK

Table of Contents	EXECUTIVE COMPENSATION
Our Compensation Philosophy
Our compensation practices consist of the following, each of which the Compensation Committee believes reinforces our compensation objectives:

Checklist of Compensation Practices
✓	Rigorous target setting process for incentive metrics to align pay outcomes with performance	✗	We do not have excessive severance benefits
✓	Double-trigger vesting for equity awards in the event of a change in control	✗	No hedging or short sales and no pledging of our securities except in limited circumstances with approval
✓	Provide no executive-specific perquisites other than limited relocation benefits	✗	No tax gross ups related to change in control
✓	Regularly assess the risk-reward balance of our compensation programs in order to mitigate risk
Compensation is a key driver of attraction, engagement, and retention of employees at all levels and represents one of our largest controllable expenses. To support sound, equitable resource allocation decisions, and to comply with regulatory requirements, we have developed our compensation philosophy, which articulates the principles used to guide our compensation program design and inform compensation decisions.

Principles		Approach
Alignment	▶	Rewards designed to align to our business strategy, our mission and values, and our performance.
Competitiveness	▶	Our compensation programs are informed by external market data and trends and are designed to be appropriately competitive to allow us to attract, motivate, and retain top talent.
Performance	▶	Our compensation programs are designed to reward outstanding performance with compensation intended to be commensurate with performance.
Relevance	▶	Our compensation programs holistically consider and are designed to reflect our employees' needs and priorities and the reasons they join, stay, and give their all to BARK.
Equity	▶	Our compensation programs are designed to foster a culture of diversity, inclusion, and belonging, and support fair pay for all employees.
Purpose	▶	Each of our compensation programs has a specific purpose to meet a specific requirement in our total rewards portfolio.
Compensation Consultant
Although not retained directly by the Compensation Committee, Willis Towers Watson served as an advisor to the Company and the Compensation Committee for the entirety of fiscal year 2025.
During fiscal year 2025, Willis Towers Watson provided advice to the Company and the Compensation Committee with respect to the following:
•current trends and best practices in compensation design and program alternatives;
•providing and discussing peer group and survey data for competitive comparisons and, based on this information, offering recommendations on NEO compensation, including the Chief Executive Officer;
•offering recommendations, insights and perspectives on compensation-related matters; and
•assisting in designing executive compensation programs designed to be competitive and to align the interests of our executives with those of our stockholders.

BARK 2025 Proxy Statement	29

EXECUTIVE COMPENSATION	Table of Contents
Other than the executive compensation advisory services provided to management and the Compensation Committee, Willis Towers Watson did not provide any services to the Company with respect to fiscal year 2025.
Role of Management
Our Chief Executive Officer is present at Compensation Committee meetings, except when the Compensation Committee is in executive session or when his own compensation is being discussed. With regard to executive compensation, our Chief Executive Officer provides his evaluation of each executive’s compensation to the Compensation Committee and makes recommendations with respect to base salary, annual incentives, and long-term equity incentives for each of his direct reports. These recommendations are made after considering the peer group, other relevant data, and each executive’s responsibilities and performance and his or her impact to the organization. This recommendation is considered by the Compensation Committee, which then makes its own decision regarding the compensation for each NEO.
PEER GROUP
The Compensation Committee established a compensation peer group (the “Peer Group”) to be used in determining market competitiveness of our compensation programs.
To establish our Peer Group, the Compensation Committee evaluated the following considerations:

Consideration	Selection Guidance	Rationale
Industry	Same as BARK (or related/adjacent)	Typically reflects potential labor market competition and jobs of similar scope
Revenue	~0.25x to ~4.0x BARK	Revenue viewed as having the greatest correlation to cash compensation levels (holding other factors constant)
Market Capitalization	~0.25x to ~4.0x BARK	Market capitalization viewed as having the greatest influence on equity compensation levels (holding other factors constant)
Qualitative Factors	Examples: market cap./revenue multiple, revenue growth, IPO timing, the business model	Focus on company alignment and business model to refine group to peers meeting other criteria
During fiscal year 2025, the Compensation Committee reviewed the Company's Peer Group based on the considerations above. Based on this review, the Compensation Committee determined the Company's Peer Group for fiscal year 2025 as set forth below.(1)

Allbirds, Inc.	Freshpet, Inc.	PetMed Express, Inc.	Solo Brands, Inc.	ThredUp Inc.
Build-A-Bear Workshop, Inc.	Kirkland’s, Inc.	Revolve Group, Inc.	StitchFix, Inc.	Vivid Seats Inc.
Duluth Holdings Inc.	PetIQ, Inc.	Lulu’s Fashion Lounge Holdings, Inc.	The RealReal, Inc.	Warby Parker Inc.

(1)The following companies were added to the Company’s fiscal year 2025 Peer Group: Solo Brands, Inc., Lulu’s Fashion Lounge Holdings, Inc. and ThredUp Inc., while SmileDirectClub, Inc. and Boxed, Inc. were removed.

For roles where our Peer Group data is limited, the Compensation Committee also reviewed an evenly weighted blend of our proxy Peer Group data and supplemental market data from Radford Global Compensation Database composed of participating peer companies and relevant industries.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the Company’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the Compensation Committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Board.

30	2025 Proxy Statement BARK

Table of Contents	EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed this CD&A with our management. Based on this review and discussion, the Compensation Committee recommended to our Board that the CD&A be included in this Proxy Statement.

The Compensation Committee •Betsy McLaughlin (Chair) •Michele Meyer

BARK 2025 Proxy Statement	31

EXECUTIVE COMPENSATION TABLES
FISCAL YEAR 2025 SUMMARY COMPENSATION TABLE
The following table shows information regarding the compensation of our NEOs for services performed in fiscal years 2025 and 2024.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)

Matt Meeker Chief Executive Officer	2025	599,039	—	2,233,978(5)	—	476,560	25,795	3,335,372
	2024	525,000	—	31,500	744,800	126,000	21,000	1,448,300
Zahir Ibrahim Chief Financial Officer	2025	590,385	—	688,590	—	306,360	21,087	1,606,422
	2024	545,192	750,000(6)	564,750	—	99,000	22,711	1,981,653
Allison Koehler Chief Legal Officer & Secretary	2025	375,000	228,750(7)	260,662	—	127,650	—	992,062
	2024	366,346	150,000(8)	215,250	—	45,000	—	776,596
(1)Amounts reported in this column reflect the base salaries earned during the applicable year.
(2)Amounts reported in this column for fiscal year 2025 reflect the aggregate grant date fair value of RSUs, PSUs (for Mr. Meeker) and vested shares awarded in fiscal year 2025, including the portion of the annual incentive that was awarded in fully vested shares. The amounts reported in this column are computed in accordance with ASC 718 based on the Company’s stock price on the date of grant, with the annual incentive share awards valued on the date the shares were settled and, in the case of PSUs, based on the probable level of achievement of the underlying performance goals as of the date of grant. These amounts reflect our calculation of the accounting value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs. See Note 9 —Stock-Based Compensation Plans to the consolidated financial statements included in Part II, Item 8 of our Annual Report for a discussion of the relevant assumptions used in calculating these amounts.
(3)Amounts reported in this column for fiscal year 2024 reflect the aggregate grant date fair value of stock options awarded in fiscal year 2024, computed in accordance with ASC 718. The amounts reported in this column reflect our calculation of the accounting value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs. See footnote 9 —Stock-Based Compensation Plans to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 for a discussion of the relevant assumptions used in calculating these amounts.
(4)Consists of matching funds for the Company's 401(k) program.
(5)Included in this amount is the target award of 709,677 PSUs, with a grant date fair value of $1,057,419, calculated in accordance with ASC 718, based on the Company's stock price on the date of grant and the probable level of performance at the time of grant. Assuming the highest level of performance is achieved, the maximum grant date fair value would be $2,114,837 calculated in accordance with ASC 718.
(6)This amount includes the remaining three of four quarterly installments of Mr. Ibrahim's $1,000,000 sign on bonus that was awarded to him in connection with his January 2023 commencement of employment.
(7)In fiscal year 2025, Ms. Koehler received a bonus in the amount of $228,750 in lieu of a portion of her fiscal year 2025 long-term incentive.
(8)Ms. Koehler received retention bonuses of $150,000 that were subject to claw back if Ms. Koehler did not remain with the Company through June 2024.

32	2025 Proxy Statement BARK

Table of Contents	EXECUTIVE COMPENSATION TABLES
FISCAL YEAR 2025 OUTSTANDING EQUITY AWARDS AT FISCAL-YEAR END TABLE
The following table presents information regarding the outstanding stock options and RSUs held by each of our NEOs as of March 31, 2025.

			Option Awards					Stock Awards

Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)

Matt Meeker	10/11/2019	7/1/2019	1,311,385	—		$1.37	10/10/2029	—	—	—	—
	4/15/2022	4/10/2022(2)	—		600,000	$3.31	4/14/2032	—	—	—	—
	8/16/2023	5/10/2023(3)	326,667	653,333		$1.18	8/15/2033	—	—	—	—
	10/21/2024	8/14/2024(4)	—	—		—	—	591,398	$822,043	—	—
	10/21/2024	8/14/2024(5)	—	—		—	—	—	—	709,677	$986,451
Zahir Ibrahim	1/17/2023	1/10/2023(6)	375,000	375,000		$1.91	1/16/2033	—	—	—	—
	1/17/2023	1/10/2023(6)	—	—		—	—	375,000	$521,250	—	—
	8/10/2023	8/10/2023(7)	—	—		—	—	281,250	$390,938	—	—
	8/8/2024	8/10/2024(8)	—	—		—	—	400,000	$556,000	—	—
Allison Koehler	2/22/2022	12/15/2021(9)	52,812	12,188		$2.87	2/21/2032	—	—	—	—
	2/22/2022	12/15/2021(9)	—	—		—	—	55,123	$76,621	—	—
	8/10/2023	8/10/2023(10)	—	—		—	—	93,750	$130,313	—	—
	2/6/2025	8/10/2024(12)	—	—		—	—	125,000	$173,750	—	—
(1)The amount represents the number of unvested RSUs or PSUs as of March 31, 2025. multiplied by the closing stock price of $1.39 as of such date.
(2)These stock options will vest based on achievement of stock price targets of the Company's common stock. The right to purchase 200,000 shares of common stock under the options vests when the stock price meets or exceeds $8.00 per share for 30 consecutive days, the right to purchase 200,000 shares of common stock under the options vest when the stock price meets or exceeds $12.00 per share for 30 consecutive days, and the right to purchase 200,000 shares of common stock under the options vests when the stock price meets or exceeds $16.00 per share for 30 consecutive days.
(3)These stock options vest over a 3-year period in 3 substantially equal annual installments after August 16, 2023.
(4)These RSUs vest quarterly over a 3-year period in substantially equal annual installments after August 14, 2024.
(5)These PSUs vest upon the achievement of net revenue and adjusted EBITDA performance measures for fiscal year 2027 and are reported based on the target performance level.
(6)These stock options and RSUs vested 25% on January 10, 2024 and the remainder shall vest quarterly in 12 substantially equal installments after January 10, 2024.
(7)These RSUs vested 25% on August 10, 2024 and the remainder vests quarterly in 12 substantially equal installments after August 10, 2024.
(8)These RSUs vested 25% on August 10, 2025 and the remainder vests quarterly in 12 substantially equal installments after August 10, 2025.
(9)These stock options and RSUs vested 25% on December 15, 2022 and the remainder vests monthly in 36 substantially equal monthly installments after December 15, 2022.
(10)These RSUs vested 25% on August 10, 2024 and the remainder vests quarterly in 12 substantially equal installments after August 10, 2024.
(11)These RSUs vested 25% on August 10, 2023 and the remainder vests quarterly in 12 substantially equal installments after August 10, 2023.
(12)These RSUs will vest quarterly in substantially equal installments over two years beginning on August 10, 2026.

BARK 2025 Proxy Statement	33

EXECUTIVE COMPENSATION TABLES	Table of Contents
FISCAL YEAR 2025 POTENTIAL PAYMENTS UPON TERMINATION, CHANGE IN CONTROL AND DEATH OR DISABILITY
Our current NEOs, other than Mr. Meeker, are subject to severance and change in control agreements (the "Severance and Change in Control Agreements"), as further described below. We believe the benefits provided under the Severance and Change in Control Agreements are necessary to meet our objectives to:
•attract and retain top executive talent;
•ensure our executives remain objective and dedicated to the Company’s strategic objectives; and
•facilitate a smooth transition should a change in control occur.

Component	Change in Control Termination Event(1)
Salary Benefit	Twelve (12) months salary continuation
Bonus	Target annual incentive bonus
Equity	Full vesting acceleration
Health Benefits	COBRA subsidy equal to duration of salary benefit

(1)The change in control benefits are subject to a double trigger, meaning that both a change in control and a qualifying termination of employment must occur during three months prior to or within twelve months following such change in control. A qualifying termination of employment under the Severance and Change in Control Agreements means termination by the Company without cause or by the executive due to good reason.

Component	Severance
Salary Benefit	Six (6) months salary continuation
Bonus	None
Equity	Six (6) months vesting acceleration
Health Benefits	COBRA subsidy equal to duration of salary benefit
Mr. Meeker is not a party to a Severance and Change in Control Agreement and does not have any agreement in place entitling him to cash severance benefits.
In connection with the commencement of his employment, Mr. Ibrahim entered into a Severance and Change in Control Agreement providing for the same benefits as described above, but with certain modifications which the Compensation Committee approved in connection with the negotiation of the terms of his offer letter and after considering the input of the Company's compensation consultant at the time. In the event of an involuntary termination, Mr. Ibrahim will also receive a lump sum payment equal to his target annual incentive for the applicable year. In addition, in lieu of the benefits described above, in the event of an involuntary termination occurring six (6) months prior to, or eighteen (18) months after, a change in control, Mr. Ibrahim will receive: (i) a lump sum payment equal to two (2) times annual base salary plus the target annual bonus for the relevant fiscal year, (ii) full acceleration of all outstanding equity awards; and (iii) twenty four (24) months continued health insurance coverage under COBRA.

Death and Disability
We offer life and accidental death insurance as well as short- and long-term disability insurance through our benefits program. There is no acceleration of any equity awards upon death. Vesting of equity awards continues for employees on short-term disability as such individuals remain employed with the Company during their period of short-term disability. For an employee on short-term disability, we continue to pay the company’s portion of the employee’s benefits.
RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES
When determining our compensation policies and practices, the Compensation Committee considers various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices are reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us.

34	2025 Proxy Statement BARK

Table of Contents	EXECUTIVE COMPENSATION TABLES
PAY VERSUS PERFORMANCE
Provided below is the Company’s “Pay Versus Performance” disclosure as required pursuant to Item 402(v) of Regulation S-K under the Exchange Act. As a smaller reporting company, we are allowed to comply with scaled back requirements under the pay versus performance rules. As such, and in accordance with such rules, we have excluded the disclosure regarding a peer group’s total shareholder return (“TSR”), a company-selected measure as well as the list of the most important compensation measures used to determine our NEOs’ compensation. As required by Item 402(v), we have included:
•A table that compares the total compensation of our NEOs as presented in the Summary Compensation Table (“SCT”) for each year to pay calculated in accordance with Item 402(v) (referred to as “Compensation Actually Paid” or “CAP”) and that compares CAP to specified performance measures;
•Narratives that describe:
◦the relationship between CAP and our TSR; and
◦the relationship between CAP and Net Loss.
This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the NEOs or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. In particular, the Compensation Committee does not use CAP as a basis for making compensation decisions. Please refer to the "Compensation Discussion and Analysis" section of this Proxy Statement for a discussion of our executive compensation program objectives and the ways in which we design our program to align executive compensation with Company performance.

Fiscal Year(1)(2)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)	Average Summary Compensation Table Total for non-PEO NEOs ($)	Average Compensation Actually Paid to non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based on:(3)	Net Loss (in thousands) ($)

					Total Stockholder Return ($)

2025	3,335,372	2,876,197	1,299,242	1,403,688	114.88	(32,878)
2024	1,448,300	1,506,740	1,198,599	1,239,244	95.86	(37,010)
2023	1,227,792	871,462	1,536,159	637,825	37.57	(61,519)

(1)
Mr. Meeker served as our Principal Executive Officer (“PEO”) in fiscal years 2023 – 2025 and our other NEOs for the applicable fiscal years were as follows:
•Fiscal year 2025: Mr. Ibrahim and Ms. Koehler
•Fiscal year 2024: Mr. Ibrahim, Ms. Koehler, Mr. Sitaraman
•Fiscal year 2023: Mr. Ibrahim, Ms. Koehler, Mr. Sitaraman, Ms. Gustafson, Mr. Richburg and Mr. Yeaton

(2)	The Summary Compensation Table totals reported for our PEOs and the average of the Non-PEO NEOs for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate “Compensation Actually Paid”:

BARK 2025 Proxy Statement	35

EXECUTIVE COMPENSATION TABLES	Table of Contents

	2025		2024		2023

	PEO ($)	Average for other NEOs ($)	PEO ($)	Average for other NEOs ($)	PEO ($)	Average for other NEOs ($)

Summary Compensation Table Total	3,335,372	1,299,242	1,448,300	1,198,599	1,227,792	1,536,159
Adjustments
Deduction for amount reported under the "Stock Awards" and "Option Awards" Columns of the Summary Compensation Table	(2,233,978)	(474,626)	(776,300)	(370,000)	(708,561)	(1,164,876)
Increase/deduction for the inclusion of Rule 402(v) Equity Values(*):
Fiscal year end fair value of awards granted during covered fiscal year	1,808,494	364,875	842,800	369,933	57,600	311,250
Change in covered fiscal year end fair value (compared to prior fiscal year end fair value) of outstanding and unvested awards granted in prior fiscal years	(578,379)	(340,377)	(36,410)	(160,265)	(237,799)	(90,094)
Fair value as of vesting date of awards granted and vested in the same fiscal year	119,141	54,251	—	—	—	18,680
Fair value as of vesting date of awards granted in prior fiscal years	425,547	500,323	28,350	200,977	532,430	26,706
Fair value at the end of the prior fiscal year of awards granted in any prior fiscal years that failed to meet vesting conditions in the covered fiscal year	—	—	—	—	—	—
Total	1,774,803	579,072	58,440	40,645	352,231	266,542
COMPENSATION ACTUALLY PAID	2,876,197	1,403,688	1,506,740	1,239,244	871,462	637,825

(*)	Compensation Actually Paid excludes the Stock Awards and Option Awards columns from the relevant fiscal year’s Summary Compensation Table total. The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable fiscal year. The Rule 402(v) Equity Values reflect the aggregate of the following components, as applicable: (i) add the fair value as of the end of the covered fiscal year of all awards granted in the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year; (ii) add the amount equal to the change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value (whether positive or negative) of any awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year; (iii) add, for awards that are granted and vest in the same fiscal year, the fair value as of the vesting date; (iv) add the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value (whether positive or negative) of any awards granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year, and (v) subtract, for any awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year, the amount equal to the fair value at the end of the prior fiscal year. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant or the Company’s approach to valuation employed in its financial statements. Any awards subject to performance-based vesting conditions are valued based on the attainment level as of the applicable vesting date or, in the case of awards that remain subject to performance conditions as of the end of the applicable fiscal year, based on the probably level of achievement as of such date.

(3)	The Company TSR reflects the cumulative total stockholder return on our common stock, assuming an initial investment of $100 in our common stock at the market close on March 31, 2022 through March 31, 2025, the last business day of our fiscal year 2025.

36	2025 Proxy Statement BARK

Table of Contents	EXECUTIVE COMPENSATION TABLES
Relationship Between Compensation Actually Paid and TSR and Net Loss
As discussed in “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to align with our status as a more mature, publicly-traded company, while still supporting our overall business and compensation objectives.
•Relationship Between Compensation Actually Paid to our PEO and the Average Compensation Actually Paid to the Non-PEO NEOs and the Company’s Cumulative TSR. Mr. Meeker's CAP increased from $871,462 in fiscal year 2023 to $2,876,197 in fiscal year 2025. The Average CAP for the Non-PEO NEOs also increased from $637,825 in fiscal year 2023 to $1,403,688 in fiscal year 2025. These increases were primarily driven by increases in overall compensation to further align with the competitive market, with the majority of Mr. Meeker’s increase delivered in long-term incentives, the value of which fluctuates based on our stock price, as well as the appreciation in our stock price, based on a TSR of $37.57 for fiscal year 2023, which increased to a three-year cumulative TSR of $114.88 at the end of fiscal year 2025.
•Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Non-PEO NEOs and our Net Loss. Net income/(loss) is not a component of our executive compensation program. Our Net Loss improved by 39.8% from fiscal year 2023 to fiscal year 2024, and an additional 11.2% from fiscal year 2024 to fiscal year 2025, which was the result of the Company successfully navigating the changing market environment and macro economic factors in each of those years. As described above, Mr. Meeker's CAP increased from $871,462 in fiscal year 2023 to $2,876,197 in fiscal year 2025. The Average CAP for the Non-PEO NEOs also increased from $637,825 in fiscal year 2023 to $1,403,688 in fiscal year 2025. These increases were primarily designed to align compensation with market competitive rates.

BARK 2025 Proxy Statement	37

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information for fiscal year ended March 31, 2025 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

	A	B	C

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (#)

Equity Compensation Plans Approved by Security Holders	25,408,794(1)	2.37(2)	25,500,402(3)
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	25,408,794	2.37	25,500,402
(1)Includes 9,143,466 shares issuable pursuant to outstanding stock options and 16,265,328 shares issuable pursuant to outstanding RSUs under our 2021 Equity Incentive Plan and 2011 Stock Incentive Plan.
(2)Only option awards were used in computing the weighted-average exercise price.
(3)Includes 3,755,461 shares available for issuance under our Employee Stock Purchase Plan (“ESPP”). The ESPP provides the opportunity for eligible employees to acquire shares of our common stock at a 15% discount.

38	2025 Proxy Statement BARK

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the executive officer and director compensation arrangements discussed in the section titled “Executive Compensation,” we describe below the transactions since April 1, 2023 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing a household with, any of these individuals, had or will have a direct or indirect material interest.
POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS
Our Audit Committee has the primary responsibility for the review, approval and oversight of any “related party transaction,” which is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had or will have a direct or indirect material interest. We have adopted a written related party transaction policy. Under our related party transaction policy, our management is required to submit any related party transaction not previously approved by our Audit Committee to our Audit Committee. In approving or rejecting the proposed transactions, our Audit Committee takes into account all of the relevant facts and circumstances available.
During fiscal year ended March 31, 2024, the Audit Committee approved our repurchase of 300,000 shares of the Company's common stock for $0.3 million from Joanna Coles, a former member of our Board.
BUSINESS COMBINATION
On June 1, 2021 (the “Closing Date”), Northern Star Acquisition Corp. (“Northern Star”) completed the acquisition of Barkbox. On November 27, 2020, Barkbox issued 5.50% convertible senior secured notes due 2025 (the "Convertible Notes") to Magnetar Capital, LLC, with a principal amount of $75.0 million pursuant to a note purchase agreement and which 2025 Convertible Notes are subject to the terms of an indenture, dated November 27, 2020, between Barkbox and U.S. Bank National Associate, as trustee and collateral agent. The 2025 Convertible Notes bore interest at the annual rate of 5.50%, payable entirely in payment-in-kind annually on December 1st of each year commencing on December 1, 2021, compounded annually. On November 6, 2025, the Company repurchased all of the remaining outstanding aggregate principal amount of the Convertible Notes, see Note 4 — Debt to our condensed consolidated financial statements set forth in Part I, Item 1 of our Quarterly Report on Form 10-Q for the period ended September 30, 2025, filed with the SEC on November 11, 2025.
REGISTRATION RIGHTS AGREEMENT
Prior to the Closing Date, holders of founders shares and private warrants of Northern Star, along with certain stockholders of Barkbox, entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which they were granted certain rights to have registered, in certain circumstances, for resale under the Securities Act, certain shares of our common stock held by them, subject to certain conditions set forth therein. The Registration Rights Agreement remains outstanding and is filed as an exhibit to the Annual Report.
INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Amended and Restated Bylaws require us to indemnify our directors and executive officers to the fullest extent not prohibited by Delaware General Corporation Law. Subject to very limited exceptions, our Amended and Restated Bylaws also require us to advance expenses incurred by our directors and officers.

BARK 2025 Proxy Statement	39

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of January 28, 2026 based on information obtained from the persons named below, with respect to the beneficial ownership of shares of our common stock:
•each person known by us to be the beneficial owner of more than 5% of our common stock;
•each of our executive officers and directors; and
•all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Percentage of beneficial ownership is based on 172,816,741 shares of our common stock outstanding as of January 28, 2026.
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of BARK common stock beneficially owned by them and the address of each beneficial owner listed in the table below is c/o BARK, Inc., 20 Jay Street, Suite 940, Brooklyn, New York 11201.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)(1)	Percentage of Outstanding Shares (%)

Directors and Named Executive Officers
Larry Bodner(2)	471,774	*
Paulette Dodson(3)	374,552	*
Zahir Ibrahim(4)	1,865,175	1.1
Allison Koehler(5)	352,266	*
Jim McGinty(6)	254,245	*
Betsy McLaughlin(7)	911,747	*
Matt Meeker(8)(12)	59,794,472	33.2
Michele Meyer(9)	374,552	*
Henrik Werdelin(10)(13)	12,583,364	7.2
All executive officers and directors as a group (10 individuals)(11)	77,371,985	42.5
5% Beneficial Holders
Entities and individuals affiliated with Great Dane Ventures LLC(12)	59,794,472	33.2
Prehype Ventures LLC(13)	10,890,385	6.3

*	Less than 1%.

(1)	Shares shown in this table include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Represents 471,774 vested RSUs, for which Mr. Bodner elected to defer settlement until such time as he ceases to serve on the Board.

(3)	Represents 374,552 vested RSUs, for which Ms. Dodson elected to defer settlement until such time as she ceases to serve on the Board.

(4)	Includes (i) 885,172 shares of common stock held by Mr. Ibrahim, (ii) 364,378 shares of common stock held by LM Oscar Investments, LLC, of which Mr. Ibrahim is the managing member, (iii) options to purchase 562,500 shares of common stock held by Mr. Ibrahim that may be exercised within 60 days of January 28, 2026, and (iv) 53,125 restricted stock units held by Mr. Ibrahim that will settle within 60 days of January 28, 2026.

(5)	Includes (i) options to purchase 65,000 shares of common stock held by Ms. Koehler that may be exercised within 60 days of January 28, 2026 and (ii) 10,625 restricted stock units held by Ms. Koehler that will settle within 60 days of January 28, 2026.

40	2025 Proxy Statement BARK

Table of Contents	SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

(6)	Represents 254,245 vested RSUs, for which Mr. McGinty elected to defer settlement until such time as he ceases to serve on the Board.

(7)	Represents 911,747 vested RSUs, for which Ms. McLaughlin elected to defer settlement until such time as she ceases to serve on the Board.

(8)	Consists of (i) the shares of Common Stock held by Great Dane Ventures LLC as described footnote 12 and more fully described in the Schedule 13D filed by the reporting persons with the Securities and Exchange Commission on January 9, 2026, with additional information from the Company's records, which includes options to purchase 2,564,719 shares of common stock held by Mr. Meeker that may be exercised within 60 days of January 28, 2026, and (ii) 172,281 restricted stock units held by Mr. Meeker that will settle within 60 days of January 28, 2026.

(9)	Represents 374,552 vested RSUs, for which Ms. Meyer elected to defer settlement until such time as she ceases to serve on the Board.

(10)	Includes options to purchase 1,061,756 shares of common stock held by Mr. Werdelin that may be exercised within 60 days of January 28, 2026.

(11)	Includes (i) options to purchase 4,378,975 shares of common stock that may be exercised within 60 days of January 28, 2026, and (ii) 272,490 RSUs that will vest within 60 days of January 28, 2026.

(12)	Consists of (i) 3,955,108 shares of common stock held by RRE Leaders Fund, L.P., (ii) 18,649,652 shares of common stock held by RRE Ventures V, L.P., (iii) 5,059,499 shares of common stock held by Resolute I, LP (“Resolute I”), (iv) 613,195 shares of common stock held by Resolute GP I, LLC ("Resolute GP I"), (v) 3,352,477 shares of common stock held by Resolute BB SPV, LLC (“Resolute BB”), (vi) 948,524 shares of common stock held by Resolute BB II SPV, LLC (“Resolute BB II” and, collectively with Resolute I and Resolute BB, the “Resolute Entities”), (vii) 136,363 shares of common stock held by Jonathan J. Ledecky, (viii) 4,359,475 shares of common stock held by Ironbound Partners Fund, LLC, (ix) 4,558,000 shares of common stock issuable upon exercise of warrants held by Ironbound Partners Fund, LLC that may be exercised within 60 days of January 28, 2026, (x) 707,649 shares of common stock held by Founders Circle Capital II Opportunities Fund, L.P., (xi) 6,879,303 shares of common stock held by Founders Circle Capital II, L.P., (xii) 354,970 shares of common stock held by Founders Circle Capital II Affiliates Fund, L.P., (xiii) 7,483,257 shares of common stock held directly by Matt Meeker, (xiv) options to purchase 2,564,719 shares of common stock held by Mr. Meeker that may be exercised within 60 days of January 28, 2026, and (xv) 172,281 restricted stock units held by Mr. Meeker that will settle within 60 days of January 28, 2026. RRE Leaders GP, LLC is the general partner of RRE Leaders Fund, L.P. and has shared voting and dispositive power with respect to the shares held by RRE Leaders Fund, L.P. RRE Ventures GP V, LLC is the general partner of RRE Ventures V, L.P. and has shared voting and dispositive power with respect to the shares held by RRE Ventures V, L.P. Each of James D. Robinson IV, Stuart J. Ellman and William D. Porteous is a general partner of RRE Leaders GP, LLC and RRE Ventures GP V, LLC and has shared voting and dispositive power with respect to the shares held by RRE Leaders Fund, L.P. and RRE Ventures V, L.P. Resolute GP I, the general partner of Resolute I, has shared voting and dispositive power with respect to the shares held by Resolute I. Resolute GP II, LLC, the general partner of Resolute BB and Resolute BB II, has shared voting and dispositive power with respect to the shares held by Resolute BB and Resolute BB II. Michael Hirshland, as the managing director of Resolute GP I and Resolute GP II, LLC, has shared voting and dispositive power over the shares held by the Resolute Entities. Raanan Bar-Cohen, as a manager of Resolute GP II, LLC, has shared voting and dispositive power over the shares held by Resolute BB and Resolute BB II. Mr. Ledecky, as the Managing Member of Ironbound Partners Fund, LLC has shared voting and dispositive power over such shares and warrants held by Ironbound Partners Fund, LLC. Founders Circle Management II, LLC, the general partner of Founders Circle Capital II, L.P. and Founders Circle Capital II Affiliates Fund, L.P., has shared voting and dispositive power with respect to the shares held by Founders Circle Capital II, L.P. and Founders Circle Capital II Affiliates Fund, L.P. Founders Circle Management II Opportunities, LLC, the general partner of Founders Circle Capital II Opportunities Fund, L.P., has shared voting and dispositive power with respect to the shares held by Founders Circle Capital II Opportunities Fund, L.P. Each of Michael Jung and Ken Loveless, as a managing member of Founders Circle Management II, LLC and Founders Circle Management II Opportunities, LLC, has shared voting and dispositive power over the shares and warrants held by Founders Circle Capital II, L.P., Founders Circle Capital II Affiliates Fund, L.P., and Founders Circle Capital II Opportunities Fund, L.P. Notwithstanding their dispositive and voting control over such shares, each of Mr. Robinson IV, Mr. Ellman, Mr. Porteous, Mr. Hirshland, Mr. Bar-Cohen, Mr. Ledecky, Mr. Jung and Mr. Loveless disclaim beneficial ownership of the shares of common stock beneficially owned by their respective entities, except to the extent of his pecuniary interest therein. Mr. Meeker serves as the Chief Executive Officer and Executive Chair of the Board. The business address of Great Dane Ventures LLC is 130 E 59th St., Floor 17, New York, NY 10022. The foregoing information was derived from a Schedule 13D filed by the reporting persons with the SEC on January 9, 2026, supplemented with additional information from the Company's records.

(13)	Henrik Werdelin is the managing member of Prehype Ventures LLC and has sole voting and investment power with regard to the shares held by Prehype Ventures LLC. The business address of Prehype Ventures LLC is 145 Bergen Street, #1, Brooklyn, NY 11217.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC. We believe that during the fiscal year ended March 31, 2025, our directors, executive officers, and holders of more than 10% of our common stock complied with all applicable Section 16(a) filing requirements, except for (i) Forms 4 filed on August 16, 2024 and September 17, 2024 for Mr. Black, each reporting one transaction, and (ii) a Form 4 filed on June 11, 2025 for Mr. Ibrahim, reporting two transactions, in each case due to administrative delays, either internally or involving third-party brokers.
In making this statement, we have relied upon a review of the copies of Section 16(a) reports filed with the SEC and the written representations of our directors, executive officers, and holders of more than 10% of our common stock.

BARK 2025 Proxy Statement	41

QUESTIONS AND ANSWERS
THE INFORMATION PROVIDED IN THE “QUESTIONS AND ANSWERS” FORMAT BELOW IS FOR YOUR CONVENIENCE AND INCLUDES ONLY A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD READ THIS ENTIRE PROXY STATEMENT CAREFULLY.
How do I attend the Annual Meeting?
Our Board considers the appropriate format for our annual meeting of stockholders on an annual basis. This year, we continue to embrace the latest technology to provide expanded access, improved communication, and cost savings for our stockholders and our Company.
Accordingly, the Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/bark2025. To participate, you will need your 16-digit control number included in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. There is no physical location for the Annual Meeting.
What proposals will be voted on at the Annual Meeting?
Stockholders will vote on four proposals at the Annual Meeting:
•the election of two Class A directors named in this Proxy Statement;
•the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending March 31, 2026;
•to approve, on an advisory basis, the compensation of our named executive officers; and
•to approve the Reverse Stock Split Proposal.
We will also consider other business, if any, that properly comes before the Annual Meeting.
How does the Board recommend that stockholders vote on the proposals?
Our Board recommends that stockholders vote “FOR” the election of the two Class A directors, vote “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending March 31, 2026, vote
“FOR” the approval of, on an advisory basis, the compensation of our named executive officers, and vote “FOR” the approval of the Reverse Stock Split Proposal.
What happens if other business not discussed in this Proxy Statement comes before the Annual Meeting?
The Company does not know of any business to be presented at the Annual Meeting other than the proposals discussed in this Proxy Statement. If other business comes before the Annual Meeting and is properly presented under our Restated Certificate of Incorporation, Amended and Restated Bylaws, and Delaware law, the Company representatives will use their discretion in casting all of the votes that they are entitled to cast.
Why am I receiving this Proxy Statement?
We are distributing our proxy materials because our Board is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.
Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in

42	2025 Proxy Statement BARK

Table of Contents	QUESTIONS AND ANSWERS
the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
Who is entitled to vote?
The record date for the Annual Meeting is the close of business on January 28, 2026. As of the record date, 172,816,741 shares of common stock, par value $0.0001 per share, were outstanding. Only holders of record of our common stock as of the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on the record date.
How can I vote my shares?
Voting on the Internet
You can vote your shares via the Internet by following the instructions in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. The Internet voting procedures are designed to authenticate your identity, allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote via the Internet, you do not need to complete and mail a proxy card or attend the Annual Meeting to have your vote count. We encourage you to vote your shares via the Internet in advance of the Annual Meeting even if you plan to attend the Annual Meeting.
Voting by Mail
You can vote your shares by mail by requesting a printed copy of the proxy materials sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card. By signing and returning the proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the Annual Meeting in the manner you indicate. If you request a printed copy of the proxy materials, we encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting.
Voting by Telephone
You can vote your shares by telephone. Instructions are included on your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. If you vote by telephone, you do not need to complete and mail your proxy card or attend the Annual Meeting to have your vote count.
What if I am not the stockholder of record?
If you are a holder of record of shares of common stock of the Company, you may direct your vote as instructed above.
If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote by signing, dating and mailing your voting instruction card, which will be provided by such broker or other nominee. Internet or telephonic voting may also be available. Please see your voting instruction card for further details.
Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:
•delivering to the attention of the Corporate Secretary at BARK, Inc., 20 Jay St, Suite 940, Brooklyn, New York 11201, a written notice of revocation of your proxy;
•delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or
•attending the Annual Meeting and voting your shares electronically. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee.

BARK 2025 Proxy Statement	43

QUESTIONS AND ANSWERS	Table of Contents
What is a broker non-vote?
Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The routine matters to be presented at the Annual Meeting are the proposals to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending March 31, 2026 (Proposal Two) and the Reverse Stock Split Proposal (Proposal Four). The election of the two Class A directors (Proposal One) and the vote to approve, on an advisory basis, the compensation of our named executive officers (Proposal Three) are non-routine matters.
A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercises its discretionary voting authority on Proposal Two or Proposal Four, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to Proposal One and Proposal Three or any other non-routine matters that are properly presented at the Annual Meeting. Broker non-votes will have no impact on the voting results.
What constitutes a quorum?
The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the Annual Meeting. Stockholders participating in the virtual meeting are considered to be attending the meeting “in person.” Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.
What vote is required to approve each matter to be considered at the Annual Meeting? What effect will abstentions and broker non-votes have?

Proposal	Voting Options	Vote Required to Elect Directors or Approve Proposal	Effect of Abstentions	Effect of Broker Non-Votes

Election of the Two Class A Directors Named in this Proxy Statement	For or withhold on each nominee	A plurality of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors; “plurality” means that the nominees who receive the largest number of votes cast “for” such nominees are elected as directors	Not applicable; a withhold vote will have no effect	No effect

Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm	For, against or abstain
The affirmative vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all the shares of stock present or represented at the Annual Meeting and entitled to vote thereon
			No effect	Not applicable

Advisory Vote to Approve Named Executive Officers Compensation	For, against or abstain	The affirmative vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all the shares of stock present or represented at the Annual Meeting and entitled to vote thereon	No effect	No effect

Approval of the Reverse Stock Split Proposal	For, against or abstain	The votes cast “for” the proposal must exceed the votes cast “against” the proposal	No effect	Not applicable

What is the deadline for submitting a proxy?
To ensure that proxies are received in time to be counted prior to the Annual Meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Eastern Time on the day before the Annual Meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the Annual Meeting.
What does it mean if I receive more than one Internet Notice or proxy card?
If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote every Internet Notice or proxy card that you receive.

44	2025 Proxy Statement BARK

Table of Contents	QUESTIONS AND ANSWERS
How will my shares be voted if I return a blank proxy card or a blank voting instruction card?
If you are a holder of record of our common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted:
•"FOR" the election of the two Class A nominees for director named in this Proxy Statement;
•"FOR" the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending March 31, 2026;
•"FOR" on the vote to approve, on an advisory basis, the compensation of our named executive officers; and
•"FOR" on the vote to approve the Reverse Stock Split Proposal.
If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), and such broker, bank or other nominee exercises its discretionary voting authority, your shares:
•will be counted as present for purposes of establishing a quorum.
•will be voted in accordance with the broker's, bank's or other nominee's discretion on "routine" matters, which includes:
◦the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending March 31, 2026 (Proposal Two); and
◦the Reverse Stock Split Proposal (Proposal Four).
•will not be counted in connection with the election of the two Class A directors named in this Proxy Statement (Proposal One), the vote to approve, on an advisory basis, the compensation of our named executive officers (Proposal Three), or any other non-routine matters that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on voting results.
Our Board knows of no matter to be presented at the Annual Meeting other than Proposals One, Two, Three, and Four. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.
Who is making this solicitation and who will pay the expenses?
This proxy solicitation is being made on behalf of our Board. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this Proxy Statement, will be borne by the Company. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
Will a stockholder list be available for inspection?
A list of stockholders entitled to vote at the Annual Meeting will be available to stockholders for 10 days prior to the Annual Meeting, at BARK, Inc., 20 Jay St, Suite 940, Brooklyn, New York 11201, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time. If you would like to schedule an appointment to examine the stockholder list during this period, please email our Corporate Secretary at investors@barkbox.com.
What is “householding” and how does it affect me?
We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.
If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge Financial Solutions, Inc., by calling 1-866-540-7095 or writing to 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department, and an additional copy of proxy materials will be promptly delivered to you. Similarly, if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future, you may also contact Broadridge Financial Solutions, Inc. at the above telephone number or address. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

BARK 2025 Proxy Statement	45

QUESTIONS AND ANSWERS	Table of Contents
How can I find out the results of the voting at the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.
When are stockholder proposals due for next year’s annual meeting of stockholders?
Our stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our Restated Certificate of Incorporation, our Amended and Restated Bylaws, and the rules established by the SEC.
Under Rule 14a-8 of the Exchange Act, if you want us to include a proposal in the proxy materials for our 2026 annual meeting of stockholders, we must receive the proposal at our executive offices at BARK, Inc.,20 Jay St, Suite 940, Brooklyn, New York 11201, no later than October 15, 2026.
Pursuant to our Amended and Restated Bylaws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than November 25, 2026 and no later than December 24, 2026 and must otherwise comply with the requirements set forth in our Amended and Restated Bylaws. Any proposal or nomination should be addressed to the attention of our Corporate Secretary, and we suggest that it be sent by certified mail, return receipt requested.
In order to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees, in addition to complying with the requirements under our Amended and Restated Bylaws, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 24, 2027.
Whom can I contact for further information?
If you would like additional copies, without charge, of this Proxy Statement or if you have questions about the Annual Meeting, the proposals, or the procedures for voting your shares, you should contact our Corporate Secretary at BARK, Inc., 20 Jay St, Suite 940, Brooklyn, New York 11201 or by telephone at (855) 501-2275.

46	2025 Proxy Statement BARK

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file electronically with the SEC our annual, quarterly and current reports, proxy statements and other information. We make available on our investor website at https://investor.bark.co, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. The information in or accessible through any website referenced throughout this Proxy Statement is not incorporated into, and is not considered part of, this Proxy Statement. Further, our references to the URLs for these websites are intended to be inactive textual references only.
You should rely on the information contained in this Proxy Statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated February 12, 2026. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to stockholders at any time after that date does not create an implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.
FORM 10-K
We will make available, on or about February 12, 2026, the proxy materials, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, at www.proxyvote.com. We will also make available, solely for your reference and by courtesy, our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, on our investor website at https://investor.bark.co. Portions of our Annual Report on Form 10-K are incorporated by reference herein.
We will also provide, free of charge, to each person to any stockholder of record or beneficial owner of our common stock as of the record date, upon the written or oral request of any such persons, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, as filed with the SEC. Requests for such copies should be addressed to our Corporate Secretary at the address below:
BARK, Inc.
20 Jay Street, Suite 940
Brooklyn, New York 11201
Attention: Corporate Secretary
Telephone: (855) 501-2275
Please include your contact information with the request. The exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.
OTHER MATTERS
We have no knowledge of any other matters that may come before the Annual Meeting and do not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, our representatives will have the discretion to vote as they see fit unless directed otherwise.
If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel your previously submitted proxy.

BARK 2025 Proxy Statement	47

EXHIBIT A
CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION OF BARK, INC.

BARK, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:
FIRST: The name of the Corporation is BARK, Inc. This corporation was originally incorporated on July 8, 2020 under the name Northern Star Acquisition Corp.
SECOND: The Corporation’s Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 30, 2025 (the “Restated Certificate”).
THIRD: Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation has duly adopted, and the stockholders of the Corporation have duly approved, the amendments to the Restated Certificate set forth in this Certificate of Amendment.
FOURTH: Article FOURTH of the Restated Certificate is hereby amended to add the following Part C:
“C. Reverse Stock Split. Upon the filing and effectiveness of this Certificate of Amendment of Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each two (2) to thirty (30) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”), the exact ratio within the two (2) to thirty (30) range to be determined by the Board of Directors of the Corporation or a committee thereof prior to the Effective Time and publicly announced by the Corporation. No fractional interest in a share of Common Stock shall be deliverable upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split held by a holder prior to the Reverse Stock Split shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. Any fractional share resulting from such aggregation upon the Reverse Stock Split shall be rounded down to the nearest whole number. Each holder who would otherwise be entitled to a fraction of a share of Common Stock upon the Reverse Stock Split (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Corporation’s Common Stock as reported on The New York Stock Exchange on the last trading day prior to the Effective Time (with such closing price proportionally adjusted to give effect to the Reverse Stock Split). The Corporation shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”
FIFTH: On [●], 2026, the Board of Directors of the Corporation determined that each [●] shares of the Corporation’s Common Stock, par value $0.0001 per share, either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.0001 per share. The Corporation publicly announced this ratio on [●], 2026.
SIXTH: This Certificate of Amendment so adopted reads in full as set forth above and is hereby incorporated by this reference into the Restated Certificate. All other provisions of the Restated Certificate remain in full force and effect.
SEVENTH: The foregoing amendment shall be effective as of 12:01 a.m., Eastern Time, on [●], 2026.

IN WITNESS WHEREOF, the undersigned has executed this Amendment of Restated Certificate of Incorporation as of this [●]th day of [●] 2026.
By:___________________________
Name: [●]
Title: [●]

48	2025 Proxy Statement BARK